                                  SCHEDULE 14A

                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        JOHN ALDEN FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

         Common Stock, par value $.01 per share, of John Alden Financial Corporation ("Common Stock")
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         27,029,522 shares of Common Stock
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)(1):
         $22.50 in cash per share of Common Stock
--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         $608,164,245
--------------------------------------------------------------------------------

     (5) Total fee paid(1):

         $121,632.85
--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------
---------------
(1) The filing fee assumes the purchase of 27,029,522 shares of Common Stock at $22.50 in cash per share. The amount of the filing fee, calculated in accordance with Rule 0-11(c)(1) of the Securities Exchange Act of 1934, as amended, equals one-fiftieth (1/50) of one percent of the proposed cash payments to the holders of Common Stock, for a total of $121,632.85

JOHN ALDEN LOGO         JOHN ALDEN FINANCIAL CORPORATION

                          7300 CORPORATE CENTER DRIVE
                           MIAMI, FLORIDA 33126-1223
                                 (305) 715-3767

July 29, 1998

Dear Fellow Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders of John Alden Financial Corporation, which will be held on Friday, August 28, 1998 at 10:00 a.m., Eastern Time, at the Miami Airport Marriott, 1201 N.W. LeJeune Road, Miami, Florida 33126.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated March 9, 1998, among John Alden, Fortis, Inc. and JAFCO Acquisition Corp., a wholly owned subsidiary of Fortis, Inc. In the merger, among other things, (i) each outstanding share of Common Stock, par value $.01 per share, of John Alden will be converted into the right to receive $22.50 in cash, without interest, and
(ii) each outstanding share of 9% Cumulative Preferred Stock, par value $.01 per share, of John Alden will be redeemed for cash in accordance with its terms as set forth in John Alden's Certificate of Incorporation.

     You should read carefully the accompanying Notice of Special Meeting of Stockholders and Proxy Statement for details regarding the merger and additional related information, including the opinion of Credit Suisse First Boston Corporation, John Alden's financial advisor, as to the fairness of the merger consideration to John Alden's stockholders from a financial point of view.

     Your Board of Directors:

     1. unanimously recommends that you vote "FOR" the approval and adoption of the Merger Agreement;

     2. has unanimously determined that the merger is fair to and in the best interests of John Alden and its stockholders; and

     3. has unanimously approved and declared advisable the merger, the Merger Agreement and the related stock option agreement.

     The affirmative vote of the holders of shares representing a majority of the outstanding voting power of John Alden's Common Stock is necessary to approve the Merger Agreement. Your vote is important. Please sign, date and mail your proxy card in the postage prepaid envelope today.

     Your prompt consideration of the Merger Agreement and the merger will be greatly appreciated. On behalf of the Board of Directors, thank you for your continued support.

                                          Sincerely,

                                          /s/ Glendon E. Johnson
                                          GLENDON E. JOHNSON
                                          Chairman and Chief Executive Officer

JOHN ALDEN LOGO         JOHN ALDEN FINANCIAL CORPORATION

                          7300 CORPORATE CENTER DRIVE
                           MIAMI, FLORIDA 33126-1223
                                 (305) 715-3767

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 28, 1998

                            ------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of John Alden Financial Corporation, a Delaware corporation (the "Company"), will be held on Friday, August 28, 1998 at 10:00 a.m., Eastern Time, at the Miami Airport Marriott, 1201 N.W. LeJeune Road, Miami, Florida 33126, for the following purposes:

     1. To approve and adopt an Agreement and Plan of Merger, dated as of March 9, 1998 (the "Merger Agreement"), among the Company, Fortis, Inc., a Nevada corporation ("Buyer"), and JAFCO Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions thereof (the "Merger"). Pursuant to the Merger Agreement, the Company will be the surviving corporation resulting from the Merger and will become a wholly owned subsidiary of Buyer. In the Merger, among other things, (i) each share of Common Stock, par value $.01 per share, of the Company ("Common Stock") issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive from Buyer $22.50 in cash, without interest, and (ii) each share of 9% Cumulative Preferred Stock, par value $.01 per share, of the Company ("9% Preferred Stock") issued and outstanding immediately prior to the Merger will be redeemed for cash in accordance with its terms as set forth in the Company's Certificate of Incorporation. The Merger is more completely described in the accompanying Proxy Statement, and a copy of the Merger Agreement is attached as Annex A thereto.

     2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Only holders of record of the Company's Common Stock at the close of business on July 6, 1998, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Holders of the Company's 9% Preferred Stock are not entitled to notice of or to vote at the Special Meeting or any adjournment or postponement thereof.

THE COMPANY'S BOARD OF DIRECTORS:

          (a) has unanimously determined that the Merger is fair to and in the best interests of the Company and its stockholders;

          (b) has unanimously approved and declared advisable the Merger, the Merger Agreement and the related stock option agreement and the transactions contemplated thereby; and

          (c) unanimously recommends that the Company's stockholders vote "FOR" approval and adoption of the Merger Agreement.

     The affirmative vote of the holders of shares representing a majority of the outstanding shares of the Company's Common Stock is necessary to approve and adopt the Merger Agreement and the Merger.

     Holders of the Company's Common Stock have the right to dissent from the Merger and to receive "fair value" for their shares of Common Stock in cash, provided the proper steps are taken to properly "perfect" statutory dissenters rights. Statutory dissenters rights are more fully discussed in various sections of the Proxy Statement, and a copy of the Delaware statute governing statutory dissenters' rights is included as Annex D to the accompanying Proxy Statement. Holders of Common Stock considering the exercise of their dissenters' rights should carefully review these materials and information before voting with respect to the Merger Agreement and the Merger.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME. Your proxy may be revoked at any time before it is voted by any one of the following methods: (i) signing and returning a later-dated proxy with respect to the same shares, (ii) filing with the Secretary of the Company at 7300 Corporate Center Drive, Miami, Florida 33126-1223, a written revocation bearing a later date, or (iii) attending and voting at the Special Meeting.

                                          By order of the Board of Directors,

                                          /s/ MICHAEL P. ANDERSEN
                                          MICHAEL P. ANDERSEN
                                          General Counsel and Secretary

Miami, Florida
July 29, 1998

                        JOHN ALDEN FINANCIAL CORPORATION
                          7300 CORPORATE CENTER DRIVE
                           MIAMI, FLORIDA 33126-1223

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 28, 1998

     John Alden Financial Corporation, a Delaware corporation (the "Company"), is furnishing this Proxy Statement to its stockholders in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at its Special Meeting of Stockholders and at any adjournments or postponements thereof (the "Special Meeting"). The Special Meeting is being held on Friday, August 28, 1998 at 10:00 a.m., Eastern Time, at the Miami Airport Marriott, 1201 N.W. LeJeune Road, Miami, Florida 33126. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of March 9, 1998 (the "Merger Agreement"), among the Company, Fortis, Inc., a Nevada corporation ("Buyer"), and JAFCO Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of the Merger Agreement (the "Merger"). Pursuant to the Merger Agreement, the Company will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Buyer. In addition, (i) each outstanding share of Common Stock, par value $.01 per share, of the Company ("Common Stock") issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive from Buyer $22.50 in cash, without interest, and (ii) each share of 9% Cumulative Preferred Stock, par value $.01 per share, of the Company ("9% Preferred Stock") issued and outstanding immediately prior to the effective time of the Merger will be redeemed for cash in accordance with its terms as set forth in the Company's Certificate of Incorporation. Based on 24,538,604 shares of Common Stock issued and outstanding as of July 6, 1998, holders of Common Stock are expected to receive approximately $552,118,590 in cash, in the aggregate, in exchange for all of the issued and outstanding Common Stock upon consummation of the Merger.

     On July 28, 1998, the last sale price per share of Common Stock as reported on the New York Stock Exchange (under the symbol "JA") was $22 1/16. The Merger Agreement provides that, until the Merger is consummated, the Company may continue to declare and pay its regular quarterly dividend on the Common Stock in an amount not in excess of $0.12 per share per quarter.

     This Proxy Statement, the letter to stockholders, the Notice of Special Meeting and the form of proxy for use at the Special Meeting are first being mailed to stockholders on or about July 30, 1998. The date of this Proxy Statement is July 29, 1998.

                              THE SPECIAL MEETING

SOLICITATION AND REVOCATION OF PROXIES

     Any stockholder giving a proxy has the power to revoke it at any time before its exercise by any one of the following methods: (i) signing and returning a later-dated proxy, (ii) filing with the Secretary of the Company at 7300 Corporate Center Drive, Miami, Florida 33126-1223, a written revocation bearing a later date, or (iii) attending and voting at the Special Meeting. Proxies in the form provided are being solicited by the Board for use at the Special Meeting.

     STOCKHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. UPON CONSUMMATION OF THE MERGER, COMMON STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO STOCKHOLDERS BY THE EXCHANGE AGENT. See "THE MERGER -- Merger Consideration and Exchange of Certificates" below.

     The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson & Company Inc. at an estimated cost of $50,000 plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. The Company also has made arrangements with brokerage firms, banks, custodians and other fiduciaries to forward proxy materials to their principals, and the Company will reimburse them for their reasonable mailing and other expenses.

     In addition to solicitation by mail, certain directors, officers and employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, telecopy and by personal contacts.

     The completion of the enclosed proxy/direction card is considered to constitute voting instructions furnished to the trustee of the John Alden Employee Savings Incentive Plan with respect to shares allocated to individual accounts under that plan. To the extent that account information is the same, participants in the plan who are also stockholders of record will receive a single card representing all shares. If a plan participant does not return a proxy/direction card to the Company, the trustee of the plan will vote such shares in proportion to shares for which directions have been received, unless the trustee determines that voting in this manner is not consistent with the Employee Retirement Income Security Act of 1974, as amended.

STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

     Only holders of record of Common Stock at the close of business on July 6, 1998, the record date for the Special Meeting (the "Record Date"), will be entitled to vote at the Special Meeting. As of that date, there were 24,538,604 shares of Common Stock issued and outstanding, which were held by approximately 560 holders of record. Holders of Common Stock are entitled to one vote for each share of Common Stock held by them on any matter to be voted on at the Special Meeting. Holders of 9% Preferred Stock are not entitled to notice of or to vote at the Special Meeting. As of the Record Date, the directors and executive officers of the Company and certain of their affiliates may be deemed to be beneficial owners of approximately 1% of the outstanding Common Stock entitled to vote and each such person has advised the Company that such person intends to vote "for" approval and adoption of the Merger Agreement.

VOTES NECESSARY FOR QUORUM AND ADOPTION OF PROPOSALS

     The Company is incorporated in the state of Delaware. A majority of all issued and outstanding shares of Common Stock, represented in person or represented by proxy, constitutes a quorum. The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting is necessary for approval and adoption of the Merger Agreement and the Merger. ANY STOCKHOLDER OF THE COMPANY RETURNING A BLANK EXECUTED PROXY CARD WILL BE DEEMED TO HAVE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. Abstentions and broker non-votes will have the same effect as a vote against the approval and adoption of the Merger Agreement and the Merger. Under New York Stock Exchange rules, brokers and nominees are precluded from exercising their voting discretion on the proposal to approve and adopt the Merger Agreement and the Merger and, for this reason, absent specific instructions from the beneficial owner of shares, brokers and nominees are not permitted to vote such shares thereon.

     The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting additional votes. However, shares represented by proxies that have been voted "AGAINST" approval and adoption of the Merger Agreement and the Merger will not be used to vote "FOR" postponement or adjournment of the Special Meeting for the purposes of allowing additional time for soliciting additional votes "FOR" the approval and adoption of the Merger Agreement and the Merger.

     The Company's Board is not currently aware of any business to be brought before the Special Meeting other than that described herein, including any business with respect to which the granting of a proxy would confer discretionary authority to vote.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Company's Board with respect to the Merger, the Company's stockholders should be aware that certain members of the management of the Company and of the Company's Board have interests in the Merger that are different from, or in addition to, the interests of the stockholders of the Company generally. The Company's Board was aware of such interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. Such interests are described in this Proxy Statement under the caption "INTEREST OF CERTAIN PERSONS IN THE MERGER" and include the following:

     Employment Agreements. The Company has had an employment agreement with Mr. Glendon E. Johnson since 1992. The employment agreement, originally scheduled to expire on December 31, 1997, was extended and amended on November 5, 1997 (after the Board of Directors of the Company had authorized management and CSFB to approach potentially interested third parties regarding a possible business combination with or acquisition of the Company, see "THE
MERGER -- Background of the Merger") and is now scheduled to expire on November 5, 2000. The terms of the amended agreement are substantially similar to those of the original agreement. The agreement provides for, among other things, an annual salary and annual cash bonuses. In the event of Mr. Johnson's death or disability prior to termination of the agreement, or in the event the agreement is terminated without cause by the Company or with cause by Mr. Johnson, Mr. Johnson will receive a payment equal to two times his annual compensation. Upon a change in control of the Company (as defined in the employment agreement), Mr. Johnson will have the option to terminate the agreement and receive (i) a cash payment equal to three times his annual compensation, (ii) continued welfare benefits for 3 years (or such longer period provided by the applicable program),
(iii) a lump sum retirement benefit equal to the excess of the actuarial equivalent of the benefits Mr. Johnson would have accrued under the Company retirement plans had he remained employed for a period of three additional years after the date of termination and the actuarial equivalent of the actual benefits accrued as of the date of termination, and (iv) a tax gross-up amount sufficient to cover any excise or similar taxes pursuant to Section 280G of the Code. The estimated amount payable to Mr. Johnson, if he were to terminate, would be approximately $6.4 million. The Merger will constitute a change of control for purposes of the agreement. In addition, in order to preserve the deductibility of certain amounts by the Company, under Section 162(m) of the Code, the $1 million executive compensation deduction limit, Mr. Johnson has entered into a deferred compensation agreement with the Company pursuant to which amounts payable to Mr. Johnson under the Company's incentive compensation plans will be deferred for payment in future years, subject to acceleration of payment in certain events, including a change in control (as defined in the employment agreement).

     Change of Control Employment Agreements. In addition to Mr. Johnson, thirteen officers of the Company (including Marvin H. Assofsky, Mark Schoder, Scott L. Stanton and Lonnie R. Wright) have entered into change of control employment agreements with the Company, dated November 5, 1997 (after the

Board of Directors of the Company had authorized management and CSFB to approach potentially interested third parties regarding a possible business combination with or acquisition of the Company, see "THE MERGER -- Background of the Merger") ("Change of Control Employment Agreements"). The Change of Control Employment Agreements generally provide that during the three-year "employment period" following the consummation of the Merger (a "Change of Control"), the officer will receive (i) an annual base salary at least equal to 12 times the highest monthly base salary paid to the officer during the prior twelve-month period (the "Annual Base Salary"), and (ii) for each fiscal year ending during the employment period, an annual bonus at least equal to the officer's target short-term bonus under the Company's Short-Term Incentive Compensation Plan for 1997 (the "1997 Bonus") or, if higher, the officer's greatest target annual bonus in any subsequent year prior to the Change of Control. Upon a termination of an officer's employment by the Company (other than for "Cause" or disability) or by an officer for "Good Reason" (including termination for any reason during the 30-day period immediately following the first anniversary of the Change of Control), the Company shall (i) pay the officer a lump sum pro rata bonus, (ii) pay the officer a lump sum equal to three times the sum of (A) the Annual Base Salary and (B) the greater of the officer's 1997 target bonus and the bonus earned with respect to any fiscal year that begins both subsequent to 1997 and within 3 years prior to the date of termination, (iii) provide the officer with continued welfare benefits for 3 years (or such longer period provided by the applicable program), and (iv) pay the officer a lump sum retirement benefit equal to the excess of the actuarial equivalent of the benefits the officer would have accrued under the Company retirement plans had he or she remained employed for a period of three additional years after the date of termination and the actuarial equivalent of the actual benefits accrued as of the termination date.

     The Change of Control Employment Agreements provide for a gross-up payment to be made to the officer, if necessary, to eliminate the effects of the imposition of the excise tax under Section 4999 of the Code on payments made to the officer and the imposition of income and excise taxes on such gross-up payment.

     In the event that the employment of all of the officers with Change of Control Employment Agreements were terminated immediately following a Change of Control (excluding the three officers described below formerly terminated) and such officers were entitled to payments thereunder, they would receive in the aggregate approximately $21.6 million (which includes amounts payable to Mr. Johnson pursuant to the employment agreement described above), of which amount Messrs. Johnson, Schoder and Stanton would receive approximately $6.4 million, $2.2 million and $2.2 million, respectively.

     The employment of Messrs. Assofsky and Wright and Kerry Clemmons, Senior Vice President of Human Resources of the Company, each a party to a Change of Control Agreement, was terminated on January 31, 1998 (87 days following execution of their Change of Control Agreements), as a result of a reduction in force due to the sale of various businesses. Upon such terminations, the foregoing received approximately $1.6 million, in the aggregate, in severance payments from the Company. These amounts will be offset against the amounts, if any, up to approximately $1.6 million, $2.2 million and $1.3 million, respectively, which such persons may become entitled to receive pursuant to the change of control provisions under their respective Change of Control Agreements.

APPRAISAL RIGHTS

     Under the Delaware General Corporation Law (the "DGCL"), record holders of Common Stock who do not wish to accept the per share purchase price of $22.50, who follow the procedures set forth in Section 262 of the DGCL (the text of which is reprinted in its entirety as Annex D to this Proxy Statement), and who have not voted in favor of the Merger, will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment for the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. Failure to comply with the foregoing may result in a loss of such stockholder's appraisal rights. Any stockholder of the Company returning a blank executed proxy card will be deemed to have voted for approval and adoption of the Merger Agreement and the Merger, thereby waiving any such appraisal rights. See "THE MERGER AGREEMENT--Appraisal Rights."

                             PARTIES TO THE MERGER

THE COMPANY

     The Company is an insurance holding company that, through its subsidiaries, is principally engaged in providing group health insurance to small businesses. For more than 25 years, the Company has provided comprehensive group health benefit packages to employers through its small group health insurance products. The Company sells primarily to groups with fewer than 50 employees, while concentrating on groups with fewer than 25 employees. The Company offers traditional group indemnity products and "managed indemnity" products, which have provider network, utilization review and case management features to contain costs. The Company is offering these products in 42 states. In addition to the small group health insurance products, the Company's healthcare business includes two other related product lines. Through Alden Risk Management Services, Inc., the Company provides healthcare stop-loss reinsurance products to a number of organizations that bear a significant portion of their own risk, including employer groups whose benefit programs are self-funded. Through a joint venture corporation, the Company also offers health maintenance organization products in the South Florida market.

     The mailing address of the Company's principal executive offices is 7300 Corporate Center Drive, Miami, Florida 33126-1223, and its telephone number is
(305) 715-3767.

BUYER

     Buyer, Fortis, Inc., is a financial services company that, through its operating companies and affiliates, provides specialty insurance and investment products to businesses, associations, financial service organizations and individuals in the U.S. Buyer owns or manages approximately $12 billion in assets. Its key operating companies are American Security Group, which provides credit related insurance services; Fortis Benefits Insurance Company, which provides long term disability and dental insurance products; United Family Life Insurance Company, which provides preneed funeral insurance; Fortis Insurance Company, which provides health insurance products; Fortis Financial Group, which provides variable life and annuity products and mutual funds; and Fortis Long Term Care.

     Buyer is a part of Fortis, an international financial group operating in the fields of insurance, banking and investments, with assets in excess of $175 billion. Buyer is jointly owned by Fortis AMEV N.V. of The Netherlands and Fortis AG S.A. of Belgium. Fortis AG S.A. securities trade on the Antwerp and the Brussels exchanges; the securities of Fortis AMEV N.V. trade on the Amsterdam exchange and as ADRs on the NASDAQ "Bulletin Board" in the U.S. The shares of both parent companies are also listed on the London and Luxembourg exchanges.

     The mailing address of Buyer's principal executive offices is One Chase Manhattan Plaza, 41st Floor, New York, New York, 10005.

MERGER SUB

     Merger Sub, an indirect wholly owned subsidiary of Buyer, was formed by Buyer solely for the purpose of effectuating the Merger and has not conducted any business other than in connection with the Merger. On April 1, 1998, Buyer transferred all of the issued and outstanding capital stock of Merger Sub to another wholly owned subsidiary of Buyer, Interfinancial Inc., so that upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Interfinancial Inc. and an indirect wholly owned subsidiary of Buyer. Interfinancial Inc. serves as an intermediate holding company for Buyer's insurance company subsidiaries. Interfinancial Inc. has no operations, and it has no assets other than the stock of such insurance subsidiaries. The mailing address of Merger Sub's and Interfinancial Inc.'s principal executive offices is c/o Fortis, Inc., One Chase Manhattan Plaza, 41st Floor, New York, New York, 10005.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following historical financial data for the five years ended December 31, 1997 have been derived from the Consolidated Financial Statements of the Company, as restated, audited by PricewaterhouseCoopers LLP, independent accountants. The following selected financial data of the Company should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's audited Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated by reference herein.

     On March 27, 1996, the Board of Directors of the Company authorized the sale of its Annuity Operations and the Western Diversified Group. As a result of this action, beginning in 1996, the Company has reported the results of operations of the Annuity Operations and Western Diversified Group as discontinued operations. The Consolidated Statements of Income for the years ended December 31, 1995 and 1994 have been restated to reflect the results of these operations as discontinued operations. Accordingly, the Statement of Income Data for the years ended December 31, 1995 and 1994 has also been restated.

     Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standard No. 128, "Earnings per Share". In accordance with this statement, per share amounts for each year presented have been restated to comply with the provisions of the statement.

                            SELECTED FINANCIAL DATA
               JOHN ALDEN FINANCIAL CORPORATION AND SUBSIDIARIES

                                                                         ACTUAL
                                             --------------------------------------------------------------
                                              1997(1)      1996(1)      1995(1)        1994         1993
                                             ----------   ----------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
STATEMENT OF INCOME DATA:
  Gross insurance premiums and contract
    charges earned.........................  $1,329,851   $1,730,879   $1,899,466   $1,792,087   $1,661,229
  Net insurance premiums and contract
    charges earned.........................     727,089      917,199    1,016,239      939,913      930,588
  Net investment income....................      67,219       44,559       49,804       38,145      353,869
  Total revenues...........................     844,075    1,005,901    1,118,135    1,071,198    1,406,784
  Gross claims incurred on insurance
    products...............................     979,428    1,311,856    1,428,289    1,226,531    1,039,693
  Net claims incurred on insurance
    products...............................     508,313      664,212      733,023      609,767      555,517
  Interest expense.........................       5,332        6,615        8,413        6,067        6,096
  Total benefits and expenses..............     856,087    1,010,043    1,144,689    1,000,971    1,279,204
  Net (loss) income before cumulative
    effect of change in accounting
    principle:
    Continuing operations..................      (7,791)      (1,711)     (18,900)      48,625           --
    Discontinued operations................      29,679       32,647       25,308       27,690           --
         Total.............................      21,888       30,936        6,408       76,315       80,044
  Net income...............................      21,888       30,936        6,408       75,774       83,126
  Net income applicable to common stock....      20,538       29,586        5,058       74,424       81,776
  Per common share:
    Net (loss) income before cumulative
      effect of change in accounting
      principle:
      Continuing operations................       (0.36)       (0.12)       (0.80)        1.92           --
      Discontinued operations..............        1.17         1.29         1.00         1.12           --
         Total.............................        0.81         1.17         0.20         3.04         3.36
    Net income.............................        0.81         1.17         0.20         3.02         3.49
  Average common shares outstanding........      25,400       25,295       25,328       24,623       23,422
  Cash dividends declared per common
    share..................................  $     0.48   $     0.46   $     0.44   $     0.40   $     0.27
BALANCE SHEET DATA:
  Total invested assets....................  $1,010,542   $5,973,502   $6,118,144   $5,675,743   $4,988,946
  Total assets.............................   1,430,698    7,638,823    7,680,015    6,962,133    6,131,288
  Short-term debt..........................      41,500       25,000       15,063       22,679       30,875
  Long-term debt...........................      35,000       76,500       92,000      102,399       92,754
  Redeemable securities....................      15,286       18,687       19,416       20,181       23,776
  Stockholders' equity.....................     450,910      465,211      477,231      406,724      344,197
  Book value per share.....................  $    18.29   $    18.39   $    19.05   $    16.57   $    14.39
OTHER DATA:
  Group gross medical loss ratio...........        75.4%        76.3%        75.0%        69.7%        64.9%
  Group gross combined ratio...............       103.1%       100.0%       100.2%        94.8%        90.6%

---------------
(1) The Company has a 50% ownership interest in an HMO joint venture, NHP Holding Company, Inc. ("NHP"). The Company previously accounted for its investment in NHP on a consolidated basis. The Company has changed its accounting policy to the equity method and restated its financial statements as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995. This change had no effect on total stockholders' equity or net income as previously reported.

                                   THE MERGER

     The description of certain matters set forth below, to the extent such matters are addressed by the Merger Agreement, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and incorporated herein by reference. Stockholders are advised to read the Merger Agreement in its entirety prior to voting.

BACKGROUND OF THE MERGER

     In response to the changing environment in which the Company operates, the Company has actively taken steps to realign its business and operations to increase efficiencies and to concentrate on its core businesses. Beginning in late 1994 and throughout 1995, the Company conducted a comprehensive evaluation of its operations. As a result of this evaluation, the Company determined that it needed to focus all of its attention and resources on its healthcare operations. In addition, on March 27, 1996, the Board of Directors of the Company authorized the sale of its Asset Accumulation Segment, which included substantially all of its annuity business (the "Annuity Operations"), and the Western Diversified Group, the principal subsidiaries of the Company that marketed credit life and disability and retail service warranty coverage. The sale of the Annuity Operations occurred on March 31, 1997, and the sale of the Western Diversified Group occurred on September 30, 1997. During the first quarter of 1998, the Company also discontinued its marketing of products written by third party insurers.

     In its continuing effort to remain apprised of and to evaluate the various alternatives available to the Company to enhance and maximize stockholder value, the Board of Directors requested representatives of Credit Suisse First Boston Corporation ("CSFB"), a nationally recognized investment banking firm, to attend a meeting of the Company's Board on March 7, 1997, to discuss generally the trends in the health insurance industry and the strategic alternatives available to companies like the Company in that industry and in light of such trends. Following such discussions, the Board determined to continue to evaluate the Company's current operations and performance in light thereof.

     At a meeting of the Board of Directors of the Company on August 4, 1997, the Board met again with representatives of CSFB to further discuss trends in the health insurance industry and to review the strategic alternatives available to the Company. Following a presentation by CSFB with respect to the foregoing, the Board approved the engagement of CSFB as the Company's financial advisors to explore strategic alternatives in order to maximize stockholder value and the Company engaged CSFB as the Company's financial advisor.

     At the following regularly scheduled Board of Directors meeting, held on September 4, 1997, CSFB presented to the Board the preliminary results of CSFB's analysis of the strategic alternatives available to the Company, including continuing to operate on a stand-alone basis and engaging in a strategic business combination with a third party, either for cash or stock. Following discussion of the various alternatives, including continuing to operate on a stand-alone basis and engaging in a strategic business combination with a third party, with CSFB and certain members of management present at the meeting, and after considering a number of Company and industry factors described below under the caption "-- Reasons for the Merger," the Board authorized management and CSFB to approach potentially interested third parties regarding a possible business combination with or acquisition of the Company, and to solicit indications of interest from such parties. The Board determined to pursue a possible business combination or acquisition of the Company due to a number of factors, including (i) the need to enhance the number of covered lives and earned premiums to thereby allow reduction in unit costs, as compared to the Company's shrinking number of covered lives and earned premiums operating on a stand-alone basis, (ii) the need to increase market share to thereby increase pricing leverage with providers, as compared to the Company's shrinking markets operating on a stand-alone basis, and (iii) the earnings volatility associated with continuing on a stand-alone basis resulting from volatility in medical utilization, which leads to a volatile medical loss ratio. Further, the Board determined that then was the appropriate time to pursue such a possible transaction in light of a number of factors, including (A) the impact of insurers divesting their health businesses and (B) the general state of the health industry.

     In mid-September 1997, CSFB began to contact, on behalf of the Company, parties that CSFB, based on its knowledge and experience, and the Company deemed would be potentially interested in a possible business combination with or acquisition of the Company. Prior to receiving certain information on the Company and its business, interested persons were requested to execute confidentiality agreements. CSFB contacted over 20 parties engaged in the HMO and health insurance industries on behalf of the Company, and the Company provided detailed information regarding the Company to and engaged in preliminary discussions with 12 interested parties which signed the confidentiality agreements. Following further discussions with and management presentations to interested parties, in November 1997 two interested parties submitted preliminary indications of interest and were permitted to proceed with due diligence. CSFB regularly reported to the Board of Directors of the Company during this period regarding the progress of the discussions with persons considering a possible business combination with or acquisition of the Company. However, efforts to effect such a business combination or acquisition of the Company were hindered as a result of the industry factors described below under the caption "-Reasons for the Merger," and the Company did not receive any firm proposals.

     Discussions and due diligence with potentially interested parties continued periodically from December 1997, through February 1998, regarding a possible business combination with or acquisition of the Company. Based on such discussions and due diligence, on March 3, 1998, Buyer made a proposal to the Company regarding a possible cash purchase of the Company. The Company did not receive any firm proposal from any other party regarding a possible business combination with or acquisition of the Company. A special meeting of the Company's Board of Directors was held to discuss Buyer's proposal on March 4, 1998. At the conclusion of the meeting, the Board authorized management to conduct further discussions with Buyer and to convene a special meeting of the Board if appropriate. Management thereafter commenced further discussions with Buyer's management and representatives regarding the specifics of its proposed transaction.

     From March 5 through March 9, 1998, the Company's management, together with its legal and financial advisors, negotiated with representatives of Buyer on a non-exclusive basis the terms of a proposed Merger Agreement, including the purchase price, and an option agreement pursuant to which the Company would grant to Buyer an option entitling it to purchase up to 19.9% of the issued and outstanding Common Stock of the Company under certain circumstances (the "Option Agreement"). Buyer requested that the Company enter into the Option Agreement as an inducement and a condition to Buyer entering into the Merger Agreement. See "OPTION AGREEMENT" below. CSFB participated in the negotiation of the financial terms of the Merger Agreement and the Option Agreement. During this time, Buyer completed its due diligence review of the Company.

     The Board of Directors of the Company held a special meeting to consider Buyer's proposal on March 8, 1998. At the special meeting, the Company's management, together with its legal and financial advisors, reviewed for the Board the strategic investigation they had conducted, the discussions and contacts with Buyer and all other potentially interested parties to date, and the financial and legal terms of the proposed transaction with Buyer, including the proposed purchase price of $22.50 in cash per share of Common Stock (the "Per Share Purchase Price") compared to Buyer's initial indication of interest at book value (which the Company believes to have been approximately $19.00 per share), and the other terms of the proposed Merger Agreement and Option Agreement. CSFB reviewed the strategic review process initiated in August 1997 to date and presented the financial analysis set forth in "Opinion of the Company's Financial Advisor." The Company's legal advisors reviewed for the Board its fiduciary duties in the context of the proposed transaction. Following such discussions, and following questions by the Board to the Company's management, its legal advisors and its financial advisors, the Board voted unanimously to approve the Merger on the terms set forth in, and authorized the execution of, the Merger Agreement and the Option Agreement, and further authorized the Company's management to take all steps necessary to consummate the Merger.

     The Company and Buyer executed the Option Agreement and the Merger Agreement on March 9, 1998, and issued on that date press releases announcing the Merger Agreement and the proposed Merger.

REASONS FOR THE MERGER

     In reaching its conclusion that the Merger is in the best interests of the Company and its stockholders and in approving the Merger, the Merger Agreement and the Option Agreement and the transactions contem-plated thereby, the Company's Board of Directors considered and reviewed with the Company's management, as well as its financial and legal advisors, a number of factors, including the following:

          (i) the detailed financial and valuation analysis prepared by CSFB and its oral opinion (the written opinion, dated March 9, 1998, confirming such oral opinion is attached as Annex C hereto) that, as of the date of such opinion, the consideration to be received by the Company's stockholders in the Merger is fair to such stockholders from a financial point of view (see "Opinion of CSFB" below);

          (ii) the terms of the Merger (including the purchase price), the Merger Agreement and the Option Agreement as negotiated (including the potential impact of the proposed Merger Agreement and the Option Agreement on other parties that might have an interest in a business combination with the Company) and the negotiation process;

          (iii) the financial condition, businesses and prospects of the Company, including information with respect to recent and historical stock and earnings performance (including the then current stock price, see "HIGH AND LOW PRICES OF STOCK") and management knowledge of the Company and its business, and in each case in light of the terms of the Merger (including the purchase price), the Merger Agreement and the Option Agreement as negotiated;

          (iv) the effect on the Company and its stockholders of continuing as a stand-alone entity or pursuing a strategic business combination with other potential parties, compared to the effect of a sale of the Company to Buyer pursuant to the Merger Agreement in light of the factors summarized herein regarding the financial condition and prospects of the Company on a stand-alone basis and the current economic and financial environment;

          (v) industry and economic factors, including consideration of (A) the need to enhance the number of covered lives and earned premiums to thereby allow reduction in unit costs, as compared to the Company's shrinking number of covered lives and earned premiums, (B) the need to increase market share to thereby increase pricing leverage with providers, as compared to the Company's shrinking markets, (C) the earnings volatility associated with continuing on a stand-alone basis resulting from volatility in medical utilization, which leads to a volatile medical loss ratio, (D) the increasing competition with HMOs and the escalating costs of continued government regulation, (E) the likelihood of any other comparable proposal in light of CSFB's strategic review process and the state of the health industry, (F) the impact of insurers divesting their health businesses, and
     (G) the general state of the health industry;

          (vi) the likelihood of the Merger being approved by the appropriate regulatory authorities;

          (vii) the effects of the sale of the Company to Buyer on the Company's other constituencies, including its employees, independent agents and policyholders and on the communities in which the Company has major offices; and

          (viii) the interests of certain members of the management of the Company and of the Company's Board in the Merger that are different from, or in addition to, the interests of the stockholders of the Company generally, as described in this Proxy Statement under the caption "INTERESTS OF CERTAIN PERSONS IN THE MERGER." The Company's Board was fully aware of these interests when it unanimously approved the Merger Agreement and the transactions contemplated thereby and individual directors may have considered such interests differently relative to the various other factors considered thereby.

     The foregoing discussion of the information and factors considered by the Company is not intended to be exhaustive, but includes the material factors considered by the Company's Board of Directors. In reaching its determination to approve and recommend the Merger Agreement and the transactions contemplated thereby, the Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have considered various factors differently.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     For the reasons described above, the Board:

          (a) has unanimously determined that the Merger is fair to and in the best interests of the Company and its stockholders;

          (b) has unanimously approved and declared advisable the Merger, the Merger Agreement and the Option Agreement and the transactions contemplated thereby; and

          (c) unanimously recommends that the Company's stockholders vote "FOR" approval and adoption of the Merger Agreement.

OPINION OF CSFB

     The Company engaged CSFB to act as its exclusive financial advisor in connection with the Company's review of strategic alternatives, including the possible sale of the Company. In connection with such engagement, the Company requested that CSFB evaluate the fairness to the stockholders of the Company from a financial point of view of the consideration to be received by such stockholders in connection with the Merger. The Company imposed no limitations on CSFB with respect to the investigation made, or the procedures followed, by it in rendering its opinion. On March 8, 1998, CSFB delivered to the Board of Directors of the Company its oral opinion, to the effect that, as of such date and based upon and subject to certain matters described to the Board, the consideration to be received by the Company's stockholders in the Merger is fair to such stockholders from a financial point of view.

     CSFB has delivered its written opinion, dated March 9, 1998, to the Board of Directors confirming the oral opinion rendered on March 8, 1998 and stating that, based upon the procedures and subject to the assumptions and qualifications described in such opinion, the consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders from a financial point of view. CSFB has confirmed its earlier oral and written opinions by delivery of a written opinion dated the date of this Proxy Statement. In connection with its opinion dated the date of this Proxy Statement, CSFB updated certain of the analyses performed in connection with its earlier opinions and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     THE FULL TEXT OF CSFB'S OPINION, DATED THE DATE OF THIS PROXY STATEMENT, SETTING FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS AS TO THE REVIEW UNDERTAKEN BY IT, IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX C AND IS INCORPORATED BY REFERENCE HEREIN. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY THE OPINION OF CSFB IN ITS ENTIRETY. ANY DESCRIPTION OR REFERENCE TO THE CSFB OPINION IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE FULL TEXT OF SUCH OPINION. THE PREPARATION OF A FAIRNESS OPINION IS A COMPLEX PROCESS AND IS NOT NECESSARILY SUBJECT TO PARTIAL ANALYSIS OR SUMMARY DESCRIPTION. CSFB'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY AS TO WHETHER SUCH STOCKHOLDER SHOULD VOTE TO APPROVE THE MERGER.

     In connection with its opinion, CSFB reviewed, among other things: (i) the Merger Agreement; (ii) the Annual Reports on Form 10-K of the Company for the three years ended December 31, 1996; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q; (iv) certain other communications from the Company to its stockholders; (v) certain internal financial analyses for the Company prepared by its management; and (vi) such other financial studies and analyses as CSFB deemed necessary; and, in connection with its opinion dated the date of this Proxy Statement, reviewed this Proxy Statement. CSFB also had discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, CSFB reviewed the reported price and trading activity for the Common Stock; compared certain financial and stock market information for the Company with similar information for certain other companies engaged in businesses similar to the Company's and the securities of which are publicly traded; reviewed the financial terms of certain recent business combination transactions and performed such other studies and analyses as CSFB considered appropriate. CSFB relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion (including the information contained in this Proxy Statement). CSFB assumed that the financial analyses for the Company have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of the Company. In addition, CSFB made no independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries, and CSFB was not furnished with any such evaluation or appraisal.

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it, and did not assign any particular weight to the results of any particular analysis. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CSFB made numerous assumptions with respect to John Alden, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of John Alden. No company, transaction or business used in such analyses as a comparison is identical to John Alden nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The analyses were prepared for the purpose of enabling CSFB to evaluate whether the consideration to be received by the Company's stockholders is fair to such stockholders from a financial point of view, and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities of the Company actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Accordingly, such analyses are subject to inherent uncertainty.

     The following is a summary of the material financial analyses performed by CSFB in connection with its oral and written opinions dated March 8 and March 9, 1998, respectively. The results of such analyses were presented by CSFB to the Board of Directors of the Company on March 8, 1998.

     Summary. In deriving a fully diluted equity value per share reference range for the Company, CSFB performed, as appropriate, a comparable public company analysis, a comparable acquisitions analysis and a discounted cash flow analysis. CSFB also reviewed certain additional information including information relating to the daily trading volume and price performance of the Common Stock and the current market environment for health insurance companies.

     CSFB's valuation was based on a five-year financial forecast prepared by the Company's management team (the "Management Five-Year Preliminary Forecast") and on preliminary 1997 financial results for the full year and the fourth quarter. Based on discussions with the Company's management, CSFB also assumed that the Company had approximately $175 million of excess capital (the "Excess Capital") available as a result of the Company's recent sales of its Annuity Operations and Western Diversified Group. For purposes of its valuation, CSFB excluded the financial impact of the Excess Capital, discontinued operations and certain other adjustments from the Company's preliminary 1997 results ("1997E Core Net Operating Income") and from the Management Five-Year Preliminary Forecast (the "Adjusted Management Five-Year Preliminary Forecast") and valued the Excess Capital on a dollar-for-dollar basis. The Company also provided CSFB with two financial forecast scenarios in order to run sensitivity analyses: a "Higher Margin Scenario" with a 1% annual improvement in the total group margin and a "Lower Margin Scenario" with a 1% annual worsening in the total group margin. These scenarios were also adjusted to exclude the financial impact of the Excess Capital, discontinued operations and certain other adjustments.

     The Management Five-Year Preliminary Forecast included forecasts of Group Gross Earned Premiums of approximately $874 million in 1998 growing to approximately $1.2 billion in 2002, Net Operating EPS from continuing operations (earnings per share being referred to herein as "EPS") of approximately $1.02 per share in 1998 growing to approximately $3.41 per share in 2002, a group expense ratio of approximately 26.8% in

1998 falling to approximately 23.5% in 2002, and a group medical loss ratio of approximately 72.5% for each year of such five-year period.

     The Company does not publicly disclose internal management forecasts of the type provided to CSFB in connection with CSFB's analysis of the Merger. Such forecasts were not prepared with a view toward public disclosure and investors are cautioned not to rely on such forecasts. These forecasts were not prepared with a view to compliance with the published guidelines of the Securities and Exchange Commission (the "SEC") or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts or generally accepted accounting principles. The forecasts are included in this Proxy Statement only because such forecasts were included in the information submitted to and received by the Company's Board of Directors and CSFB. None of the Company, the Buyer, CSFB or any other party to whom these forecasts were provided make any representation that the results indicated by such forecasts will occur. The prospective financial information included in this Proxy Statement has been prepared by, and is the responsibility of, the Company's management. PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this Proxy Statement relates to the Company's historical financial information and it does not extend to the prospective financial information and should not be read to do so.

     Analysis of Buyer's Proposal. CSFB reviewed Buyer's proposal, calculated certain aggregate values that were presented and then analyzed these aggregate values and per share values as a multiple of certain financial information of the Company. Based on the proposed purchase price per share of $22.50, CSFB calculated the "Total Equity Purchase Price" for the Company, assuming 26.4 million fully diluted shares outstanding and taking into account net option proceeds, to be $561.0 million and the "Total Transaction Value" (defined as Total Equity Purchase Price plus total debt and preferred stock outstanding) to be $652.8 million. CSFB also calculated the "Net Equity Purchase Price" (defined as the Total Equity Purchase Price minus Excess Capital) to be $386.0 million. The Net Equity Purchase Price represented a multiple of 51.5x 1997E Core Net Operating Income and 1.4x 12/31/97 Core Pro Forma Book Value (defined as projected year-end 1997 book value excluding Excess Capital and the impact of Statement of Financial Accounting Standards Number 115 ("SFAS 115") and including the Company's deferred gain on the sale of its Annuity Operations and Western Diversified Group). The Net Equity Purchase Price also represented multiples of 20.7x, 15.8x and 30.2x 1998E Core Net Operating Income, and 16.3x, 12.9x and 22.1x 1999E Core Net Operating Net Income, based on the Adjusted Management Five-Year Preliminary Forecast, the Higher Margin Scenario, as adjusted, and the Lower Margin Scenario, as adjusted, respectively. CSFB also compared the proposed purchase price per share to certain financial information of the Company and market projections without eliminating the financial impact of the Excess Capital. In conducting this analysis, CSFB noted that: (i) the Company's preliminary fourth quarter and full year 1997 results and the Company's forecast for 1998 and 1999 earnings per share were significantly below what equity research analysts were expecting for the Company for these same periods; and, (ii) the Management Five-Year Preliminary Forecast and the consensus equity research analysts estimates for earnings per share (as reported by First Call Corporation) for 1998 and 1999 assumed that the Excess Capital was used to buy back a significant portion of the Common Stock in 1998 thereby reducing the number of shares outstanding. Based on consensus equity research analysts estimates of earnings per share (as reported by First Call Corporation), the proposed purchase price of $22.50 per share represented a multiple of 16.7x, 11.3x and 8.8x 1997E Operating EPS, 1998E Operating EPS and 1999E Operating EPS, respectively. Furthermore, CSFB analyzed the proposed purchase price as a multiple of unadjusted preliminary fourth quarter and full year 1997 results and unadjusted results based on the Management Five-Year Preliminary Forecast, the Higher Margin Scenario and the Lower Margin Scenario. Based on this, the proposed purchase price per share represented a multiple of 44.1x 1997E Net Operating EPS and 1.2x 12/31/97 Pro Forma Book Value (defined as projected year-end 1997 book value including Excess Capital, excluding the impact of SFAS 115 and including the Company's deferred gain on the sale of its Annuity Operations and Western Diversified Group). The proposed purchase price per share also represented multiples of 22.1x, 17.3x and 30.4x 1998E Net Operating EPS and 17.0x, 13.6x and 22.7x 1999E Net Operating EPS based on the Management Five-Year Preliminary Forecast, the Higher Margin Scenario, and the Lower Margin Scenario, respectively.

     Comparable Public Company Analysis. CSFB reviewed and compared certain actual and estimated financial, operating and stock market information for the Company with similar information for selected publicly traded indemnity health insurers. Such comparable companies included: RightChoice Managed Care, Inc. ("RightChoice"), Trigon HealthCare, Inc. ("Trigon"), WellPoint Health Networks Inc. ("Wellpoint") and United Wisconsin Services, Inc. ("United Wisconsin") (collectively, the foregoing being referred to herein as the "Comparable Companies"). CSFB reviewed the Comparable Companies in terms of various historical financial measures and in terms of various multiples that certain of this information represents in comparison to certain other information. In particular, such analysis indicated that as of March 3, 1998, the market price of shares of common stock of the Comparable Companies as a multiple of equity research analysts' consensus estimated earnings (as reported by First Call Corporation) for 1997, 1998 and 1999, respectively, ranged from 18.4x to 23.9x, 16.3x to 19.2x and 13.3x to 16.5x, respectively. CSFB did not include multiples of RightChoice in its calculation of such multiple ranges since it believed that RightChoice's recent financial results would distort the earnings multiple range of the Comparable Companies as a group. In addition, such analysis indicated that, as of March 3, 1998, the market price of shares of common stock of the Comparable Companies as a multiple of book value per share, including RightChoice, ranged from 1.4x to 3.5x. Based on the Comparable Companies data, CSFB selected a relevant multiple range of 18.4x to 20.0x 1997 estimated EPS, 16.3x to 18.0x 1998 estimated EPS, 13.3x to 15.0x 1999 estimated EPS and 1.4x to 1.5x book value, and applied these multiples to the appropriate benchmarks for the Company based on the Company's adjusted 1997 preliminary results and the Adjusted Management Five-Year Preliminary Forecast to derive an equity value reference range, before Excess Capital and net options proceeds, of $300.0 million to $375.0 million. Adding the Excess Capital and net options proceeds resulted in a fully diluted equity value reference range of $507.9 million to $582.9 million or $19.24 per share to $22.08 per share.

     Comparable Acquisitions Analysis. Using publicly available information, CSFB analyzed recent acquisitions of businesses similar to the Company (the "Comparable Acquisitions"), and calculated the price, aggregate transaction value and implied multiples of selected financial data for such acquisitions. The Comparable Acquisitions were selected by CSFB because they involved acquisitions of companies that derive a significant portion of their revenues from indemnity health insurance. CSFB reviewed 11 selected transactions involving indemnity health insurance companies since December 1994. In conducting this analysis, CSFB noted that although in the past 12 months there have been several indemnity health insurance companies for sale, no significant indemnity health insurance acquisition has been completed since 1996. In its analysis, CSFB gave particular emphasis to Humana Inc.'s ("Humana") 1995 acquisition of EMPHESYS Financial Group, Inc. ("EMPHESYS"), a small group health insurer. The Comparable Acquisitions used in the analysis included: Conseco Inc.'s acquisition of Pioneer Financial Services, Inc.; WellPoint Health Networks, Inc.'s acquisition of John Hancock Mutual Life Insurance Company (Group Benefits Operations); United Wisconsin's acquisition of American Medical Security Group; WellPoint's acquisition of Blue Cross of California (Commercial Operations); Columbia/HCA Healthcare Corporation's proposed acquisition of Blue Cross Blue Shield of Ohio (withdrawn); WellPoint's acquisition of Massachusetts Mutual Life Insurance Company (Group Life and Health Operations); Humana's acquisition of EMPHESYS; RightChoice's acquisition of HealthLink; Trigon Blue Cross Blue Shield's acquisition of MidSouth Insurance Company; United HealthCare Corporation's acquisition of the MetraHealth Companies, Inc.; and HealthSource, Inc.'s acquisition of Provident Life & Accident Insurance Company of America (Group Health Operations). CSFB reviewed the Comparable Acquisitions in terms of various historical financial measures and in terms of various multiples that certain of this information represents in comparison to certain other information. In particular, such analysis indicated that the equity purchase price of the Comparable Acquisitions as a multiple of latest twelve months ("LTM") net operating income, fiscal year one ("FY1") projected net operating income, fiscal year two ("FY2") projected net operating income and book value ranged from 8.0x to 30.1x, 10.7x to 20.1x, 9.3x to 12.1x and 1.0x to 2.4x,
respectively. Based on the Comparable Acquisitions data, CSFB selected a relevant multiple range of 8.0x to 12.0x LTM net operating income, 10.7x to 13.2x FY1 projected net operating income, 9.3x to 12.1x FY2 projected net operating income and 1.2x to 2.0x book value, and applied these multiples to the appropriate benchmarks for the Company based on the Company's adjusted 1997 preliminary results and the Adjusted Management Five-Year Preliminary Forecast to derive an equity value reference range, before Excess Capital and net options proceeds, of $300.0 million to $400.0 million. Adding the Excess Capital and net options proceeds resulted in a fully-diluted equity value reference range of $507.9 million to $607.9 million or $19.24 per share to $23.03 per share.

     Discounted Cash Flow Analysis. CSFB performed a discounted cash flow analysis of the Company based upon financial forecasts provided to CSFB by the management of the Company. CSFB used the Company's financial results for a five-year period, and discounted to present value the free cash flows before financing costs generated in each year and the terminal value in the final projection year employing discount rates of 11%, 13% and 15% . Terminal values were estimated by CSFB based on multiples of 8.0x to 12.0x net operating income and 1.4x to 2.0x book value. The Company's future performance was analyzed using three sets of assumptions. The base case projections were based on the Adjusted Management Five-Year Preliminary Forecast. Alternate cases assumed a 1% annual improvement in the total group margin (the Higher Margin Scenario, as adjusted) and a 1% annual worsening in the total group margin (the Lower Margin Scenario, as adjusted). All scenarios were adjusted to exclude the financial impact of the Excess Capital, discontinued operations and certain other adjustments. CSFB calculated a range of discounted cash flow values and used those values to derive an equity value reference range, before Excess Capital and net options proceeds, of $342.1 million to $442.1 million. Adding the Excess Capital and net options proceeds resulted in a fully-diluted equity value reference range of $550.0 million to $650.0 million or $20.83 per share to $24.62 per share.

     Additional Information. CSFB also reviewed among other things, the following: (i) the daily trading volume and per share daily closing market price of the Common Stock over the period from March 3, 1997 to March 3, 1998; (ii) the relative price performance of the Common Stock against the S&P 500 Index, a Managed Indemnity/PPO Index composed of the Company, RightChoice, Trigon HealthCare, Inc., WellPoint Health Networks Inc. and United Wisconsin Services, Inc., and an HMO index composed of Foundation Health Systems, Inc., Humana Inc., Oxford Health Plans, Inc., Pacificare Health Systems, Inc. and United HealthCare Corporation over the period from March 3, 1997 to March 3, 1998; (iii) the price and volume distribution of trades of the Company's Common Stock over the period from March 3, 1997 to March 3, 1998 and over the period from September 3, 1997 to March 3, 1998; and (iv) recent market developments for healthcare companies including a review of recent consolidation activity.

     The Company selected CSFB as its financial advisor based on its reputation, experience and expertise. CSFB is an internationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. CSFB is familiar with the Company, having provided advisory and other investment banking services to the Company over a period of approximately seven years, including lead-managing the Company's initial public offering on September 25, 1992 and two secondary offerings on November 2, 1993, and on August 18, 1994. In addition, CSFB advised the Company on the sale of its Annuity Operations to SunAmerica Life Insurance Company which was announced on December 2, 1996, and closed on March 31, 1997, for which CSFB received a fee of $3 million. CSFB also advised the Company on the sale of its Western Diversified Group to Protective Life Insurance Corporation, which was announced on July 11, 1997, and closed on September 30, 1997, for which CSFB received a fee of $675,000. CSFB received customary fees for the rendering of such services. In the ordinary course of its securities business, CSFB may actively trade debt and/or equity securities of the Company for its own account and the accounts of its customers, and CSFB, therefore, may from time to time hold a long or short position in such securities.

     The Company retained CSFB as its financial advisor with respect to the evaluation of the Company's strategic alternatives and a potential disposition of or business combination involving the Company, including Buyer's interest in acquiring the Company and other matters arising in connection therewith. Pursuant to a letter agreement dated August 4, 1997 between the Company and CSFB (the "Engagement Letter"), the Company has agreed to pay CSFB a financial advisory fee of $100,000 (which is creditable against any transaction fee) and a transaction fee of 0.825% of the aggregate consideration to be paid to the Company or its stockholders in connection with the Merger, $1,000,000 of which was payable upon execution of the Merger Agreement and the balance of which is payable upon the closing of the Merger. Based on the foregoing, CSFB would have been entitled only to the $100,000 advisory fee if no transaction had been entered into and the Company had determined to continue to operate on a stand-alone basis, will be entitled to an aggregate fee of only $1,000,000 if the Merger is not consummated, and will be entitled to an aggregate fee of approximately $4,800,000 if the Merger is consummated. The Company has also agreed to reimburse CSFB for all out-of-pocket expenses, including the fees and expenses of CSFB legal counsel, if any, and any other advisor retained by CSFB.

     Pursuant to a letter agreement dated August 4, 1997 between the Company and CSFB, the Company has agreed to indemnify CSFB against certain expenses and liabilities relating to or arising out of its engagement, including liabilities which might arise under federal securities laws.

     Neither the Company nor CSFB believe that the terms of the Engagement Letter, including the compensation payable to CSFB upon consummation of the Merger, or the participation of CSFB in the negotiation of the financial terms of the Merger Agreement and the Option Agreement create any conflict of interest with respect to CSFB's rendering of its opinions described above.

                              THE MERGER AGREEMENT

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at the time (the "Effective Time") that an executed, acknowledged and filed Certificate of Merger (the "Certificate of Merger") is accepted for record by the Secretary of State of the State of Delaware, in accordance with the DGCL (the "Effective Time"). Prior to such filing, a closing (the "Closing") will be held at the offices of the Company's counsel, Wachtell, Lipton, Rosen & Katz, or at such other place as the parties may agree, on the last business day of the month in which all of the conditions set forth in the Merger Agreement have been satisfied or waived (the "Closing Date"). The Certificate of Merger will be filed on the Closing Date as soon as practicable following the Closing. See "Conditions to the Merger" below.

TERMS OF THE MERGER

     Pursuant to, and subject to the terms and conditions of, the Merger Agreement, Merger Sub will be merged with and into the Company at the Effective Time in accordance with the DGCL. The separate corporate existence of Merger Sub will thereupon cease, and the Company will continue as the surviving corporation and succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and the Merger Agreement. Also at the Effective Time, Interfinancial Inc. will become the sole stockholder of the surviving corporation, the directors of Merger Sub will become the directors of the surviving corporation and the officers of the Company will become the officers of the surviving corporation. From and after the Effective Time, all of the shares of Common Stock will no longer be outstanding and will be canceled and retired and cease to exist, and holders of certificates theretofore evidencing shares of Common Stock will cease to have any rights as stockholders, except as provided in the Merger Agreement or by law. No transfer of shares of Common Stock will, after the Effective Time, be made on the stock transfer books of the Company.

MERGER CONSIDERATION AND EXCHANGE OF CERTIFICATES

     At the Effective Time, (i) each share of Common Stock (including any associated rights ("Rights") issued under the Company's Rights Agreement, dated as of December 16, 1996, as amended March 9, 1998, but excluding shares held by the Company, Buyer or any of their subsidiaries (which shares will be canceled and retired at the Effective Time for no consideration) and excluding shares held by stockholders who perfect their statutory appraisal rights as described in this Proxy Statement (see "-- Appraisal Rights" below) ("Dissenting Shares")) issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted into and exchanged for the right to receive from Buyer a cash payment in the amount of the Per Share Purchase Price of $22.50, and (ii) each share of 9% Preferred Stock issued and outstanding immediately prior to the Effective Time will be redeemed for cash at the Effective Time in accordance with its terms as set forth in the Company's Certificate of Incorporation. Promptly after the Effective Time, a bank or trust company selected by Buyer (the "Exchange Agent") will mail to each former record holder of Common Stock appropriate transmittal materials and instructions for use in surrendering such stockholder's Common Stock certificates in exchange for payment. Upon surrender of a Common Stock certificate to the Exchange Agent, together with a signed letter of transmittal and any other required documents, the holder of the Common Stock certificate will be entitled to receive for each of the shares of Common Stock represented by the certificate the Per Share Purchase Price, together with all undelivered dividends or distributions in respect of such shares, without interest thereon, less any withholding of taxes as may be required by applicable law, and the certificate so surrendered will be canceled. Until surrendered, certificates formerly evidencing shares of Common Stock will be deemed for all purposes to evidence only the right to receive the Per Share Purchase Price. No interest will accrue or be paid on any cash payable upon the surrender of certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock.

     The Company has given notice to the holders of the Company's 9% Preferred Stock that the Company has called for the redemption simultaneous with the consummation of the Merger of all of the outstanding shares of 9% Preferred Stock at a redemption price per share of $100.00 plus an amount equal to all accrued and unpaid dividends thereon to the redemption date, without interest (for an aggregate amount payable by the Company of approximately $15.5 million, calculated as of August 31, 1998, in respect of such redemption). From and after the redemption date, dividends on the shares of 9% Preferred Stock will cease to accrue, and such shares will no longer be deemed to be outstanding and will have the status of authorized but unissued shares of preferred stock, unclassified as to merits, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the redemption price) will cease.

OPTIONS

     Each option granted by the Company to purchase or receive shares of Company Common Stock under the Company stock plans outstanding at the Effective Time, whether or not then exercisable or vested (the "Company Options"), will become fully exercisable and vested. Buyer will pay to each such holder of Company Options an amount in cash equal to the product of (1) the difference (if positive) between the Per Share Purchase Price and the price, if any, per share of Company Common Stock pursuant to which the holder of such Company Option may purchase the shares of Company Common Stock to which such Company Option relates (and less any withholding of taxes as may be required by applicable law) and (2) the number of shares of Company Common Stock subject thereto. At the Effective Time, each such Company Option shall no longer represent the right to purchase or receive shares of Company Common Stock, but in lieu thereof shall represent the right to receive the cash payment referred to above. See "-- Merger Consideration and Exchange of Certificates" above.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations and warranties made by each of the Company and Buyer that are customary for a transaction of this type. Each of the Company and Buyer makes similar representations and warranties with respect to: organization, standing, and qualification; corporate authority and approval; governmental filing and regulatory compliance; compliance with laws, orders and permits; litigation; and the accuracy of reports.

     The Company makes additional representations and warranties with respect to capitalization; accuracy of financial and SEC reports; absence of material adverse changes; employee benefit plans; tax matters; labor relations; intellectual property; material contracts; real property and environmental matters; assets; insurance; liabilities; the Investment Company Act; non-applicability of the Company's rights plan; certain provisions in the Certificate of Incorporation; non-applicability of anti-takeover laws; and broker fees.

     Buyer makes additional representations and warranties with respect to the authority of Merger Sub to enter into the Merger.

     All of the representations and warranties set forth in the Merger Agreement will terminate at the Closing.

CONDUCT OF THE BUSINESS OF THE COMPANY PRIOR TO THE MERGER

     The Company has agreed that, from the date of the Merger Agreement to the Effective Time, it will, and will cause its subsidiaries to, conduct their respective operations according to their ordinary course of business consistent with past practice and, except as contemplated by the Merger Agreement, will not take certain actions without the prior written consent of Buyer, which actions include, among others: (i) enter into or engage in the business of selling products or services materially different from existing products or services or to engage in any new lines of business without Buyer's prior written approval;
(ii) permit a material change to underwriting, investment or accounting policies; (iii) authorize any stock splits, combinations, reclassifications, or dividends (other than the Company's regular quarterly dividends) or amend the Certificate of Incorporation or Bylaws; (iv) incur any indebtedness for borrowed money or authorize any capital expenditures other than in amounts not exceeding $1 million in the aggregate; (v) enter into, adopt, terminate or amend any bonus, compensation or other employee benefit plan or other arrangement for the benefit or welfare of any director, officer or employee of Company except for changes in base compensation in the ordinary course of business consistent with past practice (which shall not exceed on an annual basis the lesser of 10% or $5,000 for any individual employee); (vi) the Company will use all reasonable efforts to ensure that no change of control payments are made; (vii) pay or settle any claim except in the usual course of business for amounts less than $250,000 per claim; (viii) make or change any tax election except in the usual course of business; (ix) enter into any contract limiting the ability of the Company to sell its services; (x) enter into certain new quota share or other reinsurance transactions; (xi) amend or terminate any material contracts; (xii) make any investments other than publicly traded bonds, cash equivalents and other investments approved by Buyer; (xiii) use all commercially reasonable efforts to ensure that there will be no downgrade in the Company insurance subsidiaries' rating; (xiv) take or omit to take any action that would cause any conditions precedent to obligations to consummate the Merger not to be satisfied; and (xv) authorize or enter into a contract to do any of the foregoing.

ACCESS; TECHNOLOGY CONVERSION

     The Company has agreed that, from the date of the Merger Agreement until the Effective Time, it will give Buyer full access to the offices, properties, books and records of the Company and its subsidiaries, subject to applicable confidentiality agreements and other contractual restrictions. The Company has also agreed to give Buyer's representatives an office in Miami to monitor operations and plans for integration, and to take all commercially reasonable actions to assure that its computer systems are Year 2000 compliant.

NO SOLICITATION

     The Company has agreed that it will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and will direct its and its subsidiaries' employees and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to and will direct its and its subsidiaries' employees and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of the Merger Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by means of an amendment to the Rights Agreement); provided, however, that nothing contained in the Merger Agreement will prevent the Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Securities and Exchange Act of 1934 (the "Exchange Act") with regard to an Acquisition Proposal, or (ii) at any time after the date hereof, if the Merger shall not have been approved by the requisite vote of the Company's stockholders as of such time, (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between Buyer and Seller; (B) engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or
(C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement, taking into account, to the extent relevant, the long-term prospects and interests of the Company and its stockholders. The Company has agreed to notify Buyer immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its or its subsidiaries' directors, employees or representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter will keep Buyer informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

MIAMI PROPERTY

     The Company has agreed to give Buyer access to the Company's Miami properties, and to provide title and survey updates. The Company has also agreed to use all commercially reasonable means to preserve in force all existing permits with respect to the Company's Miami properties and to deliver certain estoppel certificates.

INDEMNIFICATION; INSURANCE

     Buyer has agreed that from and after the Effective Time it will indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time, against claims arising out of matters existing or occurring at or prior to the Effective Time, to the fullest extent permitted under applicable Delaware law and by the Company's present Certificate of Incorporation and bylaws. Buyer also has agreed that, for a period of six years after the Effective Time, it will maintain in effect, or will cause the Company to maintain in effect, (i) the Company's existing directors' and officers' liability insurance policy or (ii) policies having at least the same coverage and amounts containing terms that are no less advantageous to the insured parties and that are issued by issuers with claims-paying ratings at least equal to that of the issuer of the Company's existing policy. Notwithstanding the foregoing, neither Buyer nor the Company will be obligated to make premium payments in each year of such six-year period in respect of such policies exceeding, for the portion related to the Company's directors and officers, 200% of annual premium payments on the Company's current policy in effect on the date of the Merger Agreement.

CONDITIONS TO THE MERGER

     The obligation of Buyer to consummate the Merger is subject to the following conditions, among others: (i) the truth, as of the Effective Time, of the representations and warranties of the Company contained in the Merger Agreement (except where the failure of such representations and warranties to be true would not have a material adverse effect on the Company); and (ii) the Company's performance in all material respects of its obligations under the Merger Agreement. The obligation of the Company to consummate the Merger is subject to the following conditions, among others: (i) the truth, as of the Effective Time, of the representations and warranties of Buyer contained in the Merger Agreement (except where the failure of such representations and warranties to be true would not adversely affect the ability of Buyer to consummate the Merger and the transactions contemplated under the Merger Agreement); (ii) Buyer's performance in all material respects of its obligations under the Merger Agreement; and (iii) the Exchange Agent having delivered to the Company a certificate, dated as of the Effective Time, to the effect that Buyer has deposited with the Exchange Agent sufficient funds to pay the aggregate Per Share Purchase Price.

     In addition, the obligations of Buyer and the Company to consummate the Merger are subject to the following conditions, among others: (i) the adoption of the Merger Agreement by the stockholders of the Company; (ii) all other regulatory consents, approvals or clearances necessary for the consummation of the Merger shall have been obtained (see "-- Regulatory Approvals" below); and
(iii) no temporary restraining order, preliminary injunction or permanent injunction or other order issued by any court of competent jurisdiction shall be in effect prohibiting the consummation of the transactions contemplated under the Merger Agreement.

     If either party waives satisfaction of a material condition to consummation of the Merger, the Company will appropriately amend and/or supplement this Proxy Statement and resolicit proxies from the Company's stockholders as may be required by law.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing for the following reasons, among others: (i) by mutual written agreement of the Company and Buyer;

(ii) by either the Company or Buyer if the Merger shall not have been consummated on or before September 30, 1998 (provided, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or has resulted in the failure of the Merger to occur on or before such date; and provided further that if all conditions to consummation of the Merger have been satisfied or waived on or before September 30, 1998, other than obtaining the required consents from regulatory authorities, such date shall be extended for up to three additional one-month periods at the request of either Buyer or the Company); (iii) by either the Company or Buyer if any court or other governmental body shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable; or (iv) by either the Company or Buyer, if there has been a material breach by the other party of any representation, warranty, covenant or agreement that is not cured or curable by the other party within 20 days.

     The Merger may also be terminated by Buyer or by the Company (after having met certain conditions specified in the Merger Agreement) if the Merger Agreement shall not have been approved by the Company's stockholders, or if the Board of Directors of the Company shall have entered into an agreement for a more favorable Acquisition Proposal with a third party (and, with respect to the Company's termination rights, Buyer shall not have made a bona fide offer at least as favorable to the Company within five days of receipt of the Company's written notification of its intention to enter into an agreement with respect to such proposal). See "OPTION AGREEMENT."

     Other than the consequences any termination may have under the terms of the Option Agreement as described under the caption "OPTION AGREEMENT," the Company cannot predict and makes no representation as to the possible adverse consequences that may affect the Company, the trading price of the Common Stock or the Company's stockholders if the Merger Agreement is terminated and the Merger is not consummated.

AMENDMENTS AND WAIVERS

     Any provision of the Merger Agreement may be amended or waived if, but only if, such amendment or waiver is explicit and in writing and is signed, in the case of an amendment, by each party to the Merger Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash by a stockholder of the Company in exchange for such stockholder's shares of Common Stock pursuant to the Merger will constitute a taxable transaction for federal income tax purposes and may also be a taxable transaction under state, local, foreign and other tax laws. The federal income tax consequences to holders of shares of Common Stock who are citizens or residents of the United States generally will be as follows:

          1. Each holder of shares of Common Stock will recognize a gain or loss equal to the difference, if any, between (i) the amount of cash received and (ii) the holder's cost or other adjusted tax basis in the shares exchanged therefor.

          2. Such gain or loss will be a capital gain or loss (assuming the shares of Common Stock are capital assets in the hands of the stockholder). Any such capital gain or loss will be long-term if the stockholder's holding period for such shares is more than one year as of the Effective Time; otherwise, such capital gain or loss will be short-term. The Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of capital losses.

          3. Each stockholder of the Company will, in general, be required to provide to the Exchange Agent his or her Social Security number or other taxpayer identification number ("TIN"), or in some instances certain other information, in order to avoid "backup withholding" at a rate of 31% which might otherwise apply under the Code. A stockholder who does not furnish the correct TIN may be subject to a penalty imposed by the Internal Revenue Service.

     In view of the individual nature of tax consequences, each stockholder of the Company should consult a tax advisor as to the particular tax consequences of the Merger to the stockholder, including the effect and applicability of federal, state and other tax laws.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a purchase for accounting and financial reporting purposes.

REGULATORY APPROVALS

     State insurance holding company laws and regulations applicable to the Company generally provide that no person may acquire control of the Company unless such person has provided certain required information to, and such acquisition has been approved (or not disapproved) by, the appropriate insurance regulatory authorities. In accordance with the insurance holding company laws of Florida, Minnesota and Texas, Buyer, on behalf of itself and certain of its subsidiaries, has filed an application on Form A for the approval of the Merger with the respective insurance departments.

     The Merger is also subject to review under the HSR Act by the Federal Trade Commission and the Department of Justice. On April 21, 1998, the Company and Buyer were notified that early termination of the requisite waiting period under the HSR Act was granted as of such date.

APPRAISAL RIGHTS

     Record holders of shares of Common Stock are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of
Section 262, which is reprinted in its entirety as Annex D to this Proxy Statement.

     Under the DGCL, record holders of Common Stock who do not wish to accept the Per Share Purchase Price of $22.50, who follow the procedures set forth in
Section 262, and who have not voted in favor of the Merger, will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment for the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

     Pursuant to Section 262, the Company must provide not less than 20 days' notice of the Special Meeting to all persons who held shares of Common Stock on the Record Date, and such notice must state that such appraisal rights are available and include a copy of Section 262. This Proxy Statement constitutes such notice for purposes of the Special Meeting. Any stockholder of record who wishes to exercise appraisal rights should review the following discussion and Annex D carefully because failure to comply timely and properly with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

     A holder of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. A proxy or vote against the Merger will not constitute such a demand. Failure to vote against the Merger will not constitute a waiver of the holder's appraisal rights, but a vote in favor of the Merger will constitute such a waiver. In addition, a holder of Common Stock wishing to exercise appraisal rights must hold of record such Common Stock on the date that written demand therefor is made and continue to hold such shares of Common Stock through the Effective Time.

     All written demands for appraisal of shares of Common Stock should be mailed or delivered to John Alden Financial Corporation, 7300 Corporate Center Drive, Miami, Florida 33126-1223, Attention: Corporate Secretary.

     Within 10 days after the Effective Time, the Company must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262. Within 120 days after the Effective Time, but not thereafter, the Company or any such stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock held by such stockholder. Upon the filing of any such petition by a stockholder, service of a copy of the petition must be made to the Company. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares of Common Stock. Stockholders of the Company seeking to exercise appraisal rights should assume that the Company will not file a petition with respect to the appraisal of the value of shares of Common Stock and that the Company will not initiate any negotiations with respect to the "fair value" of shares of Common Stock. Accordingly, stockholders of the Company who wish to exercise their appraisal rights should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner described in
Section 262.

     Within 120 days after the Effective Time, any record holder of shares of Common Stock who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock not voted in favor of approval of the Merger Agreement and with respect to which demands for appraisal were received by the Company, and the number of holders of such shares of Common Stock.

     If a petition for appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the value of the Per Share Purchase Price that they would otherwise receive if they did not seek appraisal.

     Any stockholder of the Company who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote such holder's shares of Common Stock for any purpose nor, after the Effective Time, be entitled to the payment of dividends or other distributions thereon.

     If no petition for an appraisal is filed within the time provided, or if a stockholder of the Company delivers to the Company a written withdrawal of such holder's demand for an appraisal and an acceptance of the Per Share Purchase Price within 60 days after the Effective Time or with the written approval of the Company thereafter, then the right of such stockholder to an appraisal will cease and such stockholder shall be entitled to receive the Per Share Purchase Price multiplied by the number of shares of Common Stock held by such holder, without interest, as if such stockholder had not demanded appraisal of such holder's shares of Common Stock.

                                OPTION AGREEMENT

     The description of the Option Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Option Agreement, as amended as described below, a copy of which is attached as Annex B to this Proxy Statement and incorporated herein by reference.

     As an inducement and a condition to Buyer entering into the Merger Agreement, Buyer and the Company entered into the Option Agreement, pursuant to which the Company granted Buyer an option (the "Option") entitling it to purchase up to 4,880,108 shares (representing approximately 19.9% of the shares of Company Common Stock issued and outstanding before giving effect to the issuance of additional shares of Company Common Stock pursuant to the exercise of such option) of Company Common Stock under the circumstances described below, at a cash price per share equal to $22.50, subject to certain anti-dilution adjustments.

     The anti-dilution provisions under the Option Agreement provide that, in the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the purchase price therefor, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, if any, so that the holder of the Option will receive, upon exercise thereof, the number and class of shares or other securities or property that such holder would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. Further, if any additional shares of Common Stock are issued after March 9, 1998 (the date of the Option Agreement), other than pursuant to an event described in the foregoing sentence or pursuant to the Option, the number of shares of Common Stock subject to the Option will be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant thereto, will not exceed the lesser of (i) 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option and (ii) that minimum number of shares of Common Stock which when aggregated with any other shares of Common Stock beneficially owned by Buyer or any affiliate thereof would cause the provisions of any anti-takeover laws under the DGCL to be applicable to the Merger.

     Provided no preliminary or permanent injunction or other order against the delivery of the shares of the Company Common Stock covered by the Option issued by any court of competent jurisdiction shall be in effect, Buyer may exercise the Option, in whole or in part, at any time, from time to time, if, but only if, a Purchase Event (as defined below) occurs prior to the Option's termination; provided that Buyer, at the time, is not in material breach of the Option Agreement or the Merger Agreement. As defined in the Option Agreement, "Purchase Event" means any of the following events:

          1. without Buyer's prior written consent, the Company authorizing, recommending, publicly proposing, or publicly announcing an intention to authorize, recommend or propose or enter into an agreement with any third party to effect (i) a merger, consolidation, or similar transaction involving the Company or any of its subsidiaries, (ii) the disposition, by sale, lease, exchange, or otherwise, of 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) the issuance, sale, or other disposition (including by way of merger, consolidation, share exchange, or any similar transaction) of securities representing 15% or more of the voting power of the Company or any of its subsidiaries or (iv) a Tender Offer or an Exchange Offer (as defined below); or

          2. any person (other than Buyer or any subsidiary of Buyer) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or the formation of any "group" (as defined under the Exchange Act), other than a group of which Buyer or any Buyer subsidiary is a member, that beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Company Common Stock; or

          3. the stockholders of the Company shall not have approved the Merger Agreement at the meeting called for such purpose, or such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement following a Preliminary Purchase Event (as defined below).

     The Option will terminate upon the earliest of the following: (1) the Effective Time; (2) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination of the Merger Agreement under certain circumstances involving generally a willful breach by the Company of a representation or warranty contained in the Merger Agreement or a breach by the Company of a covenant contained in the Merger Agreement) (a "Default Termination"); (3) 18 months after a Default Termination; and (4) 18 months after termination of the Merger Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event.

     As defined in the Option Agreement, "Preliminary Purchase Event" includes either of the following events: (1) any third party commences, or files a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then-outstanding shares of Company Common Stock (a "Tender Offer" or an "Exchange Offer," respectively); or (2) it shall have been announced that any person shall have (A) made a bona fide proposal to engage in an Acquisition Transaction (as such term is defined in the Merger Agreement), (B) commenced a Tender Offer or an Exchange Offer, or (C) filed an application (or given a notice) under any federal or state statute seeking consent to an Acquisition Transaction from a federal or state regulatory agency.

     Upon the occurrence of a Repurchase Event (as defined in the Option Agreement) that occurs prior to the exercise or termination of the Option, at the request of Buyer, delivered within 18 months of the Repurchase Event, the Company will, subject to regulatory restrictions, be obligated to repurchase the Option and any shares of Company Common Stock therefor purchased pursuant to the Option Agreement at a specified price.

     At the request of Buyer or any successor holder or holders of the Option ("Holder") at any time commencing upon the first occurrence of a Purchase Event and ending 18 months immediately thereafter, the Company shall repurchase all, but not less than all, shares of Company Common Stock purchased by such Holders pursuant to the Option Agreement whether or not such Holders then have beneficial ownership of such shares. Such repurchase shall be at an aggregate price equal to the sum of:

          (i) The aggregate purchase price paid by such Holders for any shares of Company Common Stock acquired by such Holders pursuant to the Option;

          (ii) $15 million; and

          (iii) Up to, but not in excess of $2.5 million of Holder's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement (including, without limitation, legal, accounting and investment banking fees and expenses).

     At the time of execution of the Option Agreement, the Company would have been obligated to pay $20 million under clause (ii) above. However, pursuant to the Settlement (as defined and described under the caption "CERTAIN PENDING LITIGATION") the Company and Buyer agreed to amend the Option Agreement to reduce that portion of the repurchase price from $20 million to $15 million. See "CERTAIN PENDING LITIGATION."

     After the occurrence of a Purchase Event, Buyer may assign the Option Agreement and its rights thereunder in whole or in part.

     Upon the occurrence of certain events, the Company has agreed to file with the SEC and to cause to become effective certain registration statements under the Securities Act with respect to dispositions by Buyer and its assigns of all or part of the Option and/or any shares of Company Common Stock into which the Option is exercisable.

                          HIGH AND LOW PRICES OF STOCK

     On March 6, 1998, the business day prior to announcement of the Merger Agreement with Buyer, the high and low sale prices quoted for shares of Common Stock on the New York Stock Exchange were $23 7/16 and $22 3/8, respectively. On July 28, 1998, the business day prior to the date of this Proxy Statement Prospectus, the high and low sale prices quoted for shares of Common Stock on the New York Stock Exchange were $22 1/8 and $22, respectively.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Company's Board with respect to the Merger, the Company's stockholders should be aware that certain members of the management of the Company and of the Company's Board have interests in the Merger that are different from, or in addition to, the interests of the stockholders of the Company generally. The Company's Board was aware of such interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Employment Agreements. The Company has had an employment agreement with Mr. Glendon E. Johnson since 1992. The employment agreement, originally scheduled to expire on December 31, 1997, was extended and amended on November 5, 1997 (after the Board of Directors of the Company had authorized management and CSFB to approach potentially interested third parties regarding a possible business combination with or acquisition of the Company, see "THE
MERGER -- Background of the Merger") and is now scheduled to expire on November 5, 2000. The terms of the amended agreement are substantially similar to those of the original agreement. The agreement provides for, among other things, an annual salary and annual cash bonuses. In the event of Mr. Johnson's death or disability prior to termination of the agreement, or in the event the agreement is terminated without cause by the Company or with cause by Mr. Johnson, Mr. Johnson will receive a payment equal to two times his annual compensation. Upon a change in control of the Company (as defined in the employment agreement), Mr. Johnson will have the option to terminate the agreement and receive (i) a cash payment equal to three times his annual compensation, (ii) continued welfare benefits for 3 years (or such longer period provided by the applicable program), (iii) a lump sum retirement benefit equal to the excess of the actuarial equivalent of the benefits Mr. Johnson would have accrued under the Company retirement plans had he remained employed for a period of three additional years after the date of termination and the actuarial equivalent of the actual benefits accrued as of the date of termination, and
(iv) a tax gross-up amount sufficient to cover any excise or similar taxes pursuant to Section 280G of the Code. The estimated amount payable to Mr. Johnson, if he were to terminate, would be approximately $6.4 million. The Merger will constitute a change of control for purposes of the agreement. In addition, in order to preserve the deductibility of certain amounts by the Company, under Section 162(m) of the Code, the $1 million executive compensation deduction limit, Mr. Johnson has entered into a deferred compensation agreement with the Company pursuant to which amounts payable to Mr. Johnson under the Company's incentive compensation plans will be deferred for payment in future years, subject to acceleration of payment in certain events, including a change in control (as defined in the employment agreement).

     Change of Control Employment Agreements. In addition to Mr. Johnson, thirteen officers of the Company (including Marvin H. Assofsky, Mark Schoder, Scott L. Stanton and Lonnie R. Wright) have entered into change of control employment agreements with the Company, dated November 5, 1997 (after the Board of Directors of the Company had authorized management and CSFB to approach potentially interested third parties regarding a possible business combination with or acquisition of the Company, see "THE MERGER -- Background of the Merger") ("Change of Control Employment Agreements"). The Change of Control Employment Agreements generally provide that during the three-year "employment period" following the consummation of the Merger (a "Change of Control"), the officer will receive (i) an annual base salary at least equal to 12 times the highest monthly base salary paid to the officer during the prior twelve-month period (the "Annual Base Salary"), and (ii) for each fiscal year ending during the employment period, an annual bonus at least equal to the officer's target short-term bonus under the Company's Short-Term Incentive Compensation Plan for 1997 (the "1997 Bonus") or, if higher, the officer's greatest target annual bonus in any subsequent year prior to the Change of Control. Upon a termination of an officer's employment by the Company (other than for "Cause" or disability) or by an officer for "Good Reason" (including termination for any reason during the 30-day period immediately following the first anniversary of the Change of Control), the Company shall (i) pay the officer a lump sum pro rata bonus, (ii) pay the officer a lump sum equal to three times the sum of (A) the Annual Base Salary and (B) the greater of the officer's 1997 target bonus and the bonus earned with respect to any fiscal year that begins both subsequent to 1997 and within 3 years prior to the date of termination, (iii) provide the officer with continued welfare benefits for 3 years (or such longer period provided by the applicable program), and (iv) pay the officer a lump sum retirement benefit equal to the excess of the actuarial equivalent of the benefits the officer would have accrued under the Company retirement plans had he or she remained employed for a period of three additional years after the date of termination and the actuarial equivalent of the actual benefits accrued as of the termination date.

     The Change of Control Employment Agreements provide for a gross-up payment to be made to the officer, if necessary, to eliminate the effects of the imposition of the excise tax under Section 4999 of the Code on payments made to the officer and the imposition of income and excise taxes on such gross-up payment.

     In the event that the employment of all of the officers with Change of Control Employment Agreements were terminated immediately following a Change of Control (excluding the three officers described below formerly terminated) and such officers were entitled to payments thereunder, they would receive in the aggregate approximately $21.6 million (which includes amounts payable to Mr. Johnson pursuant to the employment agreement described above), of which amount Messrs. Johnson, Schoder and Stanton would receive approximately $6.4 million, $2.2 million and $2.2 million, respectively.

     The employment of Messrs. Assofsky and Wright and Kerry Clemmons, Senior Vice President of Human Resources of the Company, each a party to a Change of Control Agreement, was terminated on January 31, 1998 (87 days following execution of their Change of Control Agreements), as a result of a reduction in force due to the sale of various businesses. Upon such terminations, the foregoing received approximately $1.6 million, in the aggregate, in severance payments from the Company. These amounts will be offset against the amounts, if any, up to approximately $1.6 million, $2.2 million and $1.3 million, respectively, which such persons may become entitled to receive pursuant to the change of control provisions under their respective Change of Control Agreements.

     Stock Options and Performance Stock. Upon consummation of the Merger all outstanding stock options granted by the Company pursuant to the Company's employee stock incentive plans ("Company Options"), including Company Options held by certain officers and directors of the Company, whether or not then exercisable or vested, will become fully exercisable and vested, and each Company Option will be cashed out pursuant to the Merger Agreement for an amount of cash equal to the product of (1) the difference (if positive) between the Per Share Purchase Price and the price, if any, per share of Company Common Stock pursuant to which the holder of such Company Option may purchase the shares of Company Common Stock to which such Company Option relates (and less any withholding of taxes as may be required by applicable law) and (2) the number of shares of Company Common Stock subject thereto. Upon consummation of the Merger, the restrictions and deferral limitations on all outstanding restricted stock and performance awards granted by the Company pursuant to the Company's employee stock incentive plans will lapse and such awards shall be fully vested.

     Retention Plan. The Company has adopted a retention bonus plan providing for the payment of up to approximately $13.6 million, in the aggregate, covering approximately 750 employees of the Company. The amount and timing of payments under such plan are contingent upon a number of factors, including continued employment by the employee with the Company through a date certain, generally December 31, 1998. Neither Mr. Johnson nor any other officer who is a party to a Change of Control Employment Agreement is entitled to receive a bonus under such retention plan.

     Indemnification; Insurance. Buyer has agreed that it will, to the fullest extent permitted by applicable Delaware law, after the Effective Time indemnify the present and former directors and officers of the Company from any claim due to the fact that such person was a director or officer of the Company prior to the Effective Time. In addition, Buyer has agreed that it or the Company will maintain directors' and officers' liability insurance for such present and former directors and officers at the present levels of coverage for six years from the Effective Time, subject to certain limitations. See "THE MERGER AGREEMENT -- Indemnification and Insurance."

                        SECURITY OWNERSHIP BY DIRECTORS
                             AND EXECUTIVE OFFICERS

     The following chart sets forth, to the knowledge of the Company, certain information regarding the ownership by the directors, named executive officers and all directors and executive officers (as a group) of the Company of equity securities of the Company as of March 16, 1998. As of March 16, 1998, the Company had 24,526,104 shares of Common Stock issued and outstanding.

                                                              AMOUNT AND NATURE OF
                                                                   BENEFICIAL           PERCENT
                                                                  OWNERSHIP(1)        OF CLASS(2)
                                                              --------------------    -----------
Glendon E. Johnson(4).......................................         961,661(3)           3.8%
Marvin H. Assofsky(4).......................................         197,553                *
Norman E. Crocker(4)........................................           6,820                *
David P. Gardner(4).........................................           9,820                *
Edwin J. Garn(4)............................................           9,820                *
Carl F. Guether(4)..........................................          12,853                *
Linda Jenckes(4)............................................           5,820                *
Lynn G. Merritt(4)..........................................           5,820                *
James L. Moorefield(4)......................................          11,020                *
Mark Schoder................................................          72,774                *
Scott L. Stanton(4).........................................         136,505                *
Lonnie R. Wright(4).........................................          94,340                *
All Directors and executive officers as a group (13
  persons)..................................................       1,595,096(3)           6.2%

---------------
 *  Represents holdings of less than one percent

(1) Includes shares subject to options that are currently vested and exercisable, as follows: Glendon E. Johnson, 876,661; Marvin H. Assofsky, 69,461; Norman E. Crocker, 5,820; David P. Gardner, 9,820; Edwin J. Garn, 9,820; Carl F. Geuther, 10,820; Linda Jenckes, 5,820; Lynn G. Merritt, 5,820; James L. Moorefield, 10,820; Scott L. Stanton, 66,730; Mark Schoder, 72,774; and Lonnie Wright, 50,253.

(2) Percent of class is calculated by assuming, for purposes of both the number of shares held by such beneficial owner and the number of shares issued and outstanding, that all options to purchase Common Stock held by such beneficial owner (and no others) had been exercised.

(3) Includes 85,000 shares owned by Glendon E. Johnson, Jr., the son of Glendon
    E. Johnson. Glendon E. Johnson disclaims beneficial ownership of all such shares, as to which Glendon E. Johnson, Jr. has sole voting and investment power.

(4) Director.

                SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

     To the best of the Company's knowledge, the only beneficial owners of more than 5% of the outstanding shares of Common Stock of the Company as of December 31, 1997 are set forth below. This table is based on information provided in
Schedule 13Gs last filed with the Securities and Exchange Commission by each of the parties listed below.

                      NAME AND ADDRESS                         NUMBER OF SHARES       PERCENT
                    OF BENEFICIAL OWNER                       BENEFICIALLY OWNED      OF CLASS
                    -------------------                       ------------------      --------
Heartland Advisors, Inc. ...................................      2,483,000(1)          9.7%
  790 North Milwaukee Street
  Milwaukee, Wisconsin 53202
Legg Mason, Inc. ...........................................      1,807,495(2)          7.1%
  111 South Calvert Street
  Baltimore, Maryland 21202
Sound Shore Management, Inc. ...............................      2,514,200(3)          9.8%
  8 Sound Shore Drive
  Greenwich, Connecticut 06836

---------------
(1) Heartland Advisors, Inc. reports in its Schedule 13G that it has sole voting power with respect to 2,332,900 shares and sole dispositive power with respect to 2,483,000 shares. Heartland Advisors, Inc. reports that the shares of Common Stock to which its Schedule 13G relates are held in investment advisory accounts of Heartland Advisors, Inc. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. Heartland Advisors, Inc. further reports that no such account is known to have such an interest relating to more than 5% of the class.

(2) Legg Mason, Inc. reports in its Schedule 13G that it has sole voting power with respect to 1,776,400 shares and sole dispositive power with respect to 1,807,495 shares. Legg Mason, Inc. reports that such shares are held by Legg Mason Total Return Trust, Inc. and Legg Mason Special Investment Trust, Inc. with Legg Mason Fund Adviser, Inc. having power to dispose thereof. The remainder are held by various clients of Legg Mason Capital Management, Inc. and Legg Mason Wood Walker Inc., which have power to dispose thereof.

(3) Sound Shore Management, Inc. reports in its Schedule 13G that it has sole voting power with respect to 2,342,700 shares and sole dispositive power with respect to 2,514,200 shares.

                           CERTAIN PENDING LITIGATION

     During the period of April 1995 through May 1995, the Company and certain of its officers and directors were named as defendants in a series of putative class actions alleging violations of the federal securities laws. The actions, Christopher W. Aronson, et. al. v. John Alden Financial Corporation, et. al.; In
Re: John Alden Financial Corporation Securities Litigation, all of which were filed in the United States District Court for the Southern District of Florida (the "Court"), have been consolidated. In October 1995, the plaintiffs filed a Consolidated Amended Complaint purportedly on behalf of a class of persons who purchased the Company's common stock, par value $.01 per share (the "Common Stock"), during the period of October 27, 1994 through May 3, 1995 seeking unspecified damages, fees, costs and interest. The first of the original complaints was filed after the Company revised its previously announced earnings for the fourth quarter of 1994 to reflect an unanticipated increase in claims received in 1995 for medical services rendered in 1994. The remainder of the original complaints were filed after the Company increased reserves during the first quarter of 1995 to reflect a further increase in such claims. On September 30, 1996, the Court denied the defendants' motion to dismiss the Consolidated Amended Complaint and the Court certified a class of those persons who purchased the Company's Common Stock during the period between October 27, 1994 through May 3, 1995. Discovery in the lawsuit is ongoing. The Company and individual defendants deny any wrongdoing, believe they have meritorious defenses against the claims asserted, and intend to vigorously defend the lawsuit.

     The Company and certain of its officers and directors have been named as defendants in actions entitled Hanf v. Johnson, et al., C.A. No. 16241NC, filed on March 10, 1998, and Abramsky v. Johnson, et al., C.A. No. 16235NC, filed March 9, 1998, in the Court of Chancery of the State of Delaware. The plaintiffs allege that they are owners of the Company's common stock and that they are bringing the actions as class actions. Plaintiffs challenge the proposed sale of the Company to Buyer and allege that the Company is not being sold for the highest price possible. For relief, plaintiffs seek an injunction against consummation of the proposed transaction with Buyer and an award of damages. The Company and individual defendants deny any wrongdoing, believe they have meritorious defenses against the claims asserted, and intend to vigorously defend the lawsuit. However, the Hanf action has been dismissed and plaintiffs in the Abramsky action and the Company have entered into a Memorandum of Understanding, dated July 24, 1998, pursuant to which they have agreed in principle to settle the Abramsky litigation (the "Settlement"). Pursuant to the Settlement, the Company agreed to (i) obtain the updated fairness opinion of CSFB dated the date of this Proxy Statement and attached hereto as Annex B (see "THE MERGER -- Opinion of CSFB"), (ii) reduce the fixed portion of the repurchase price under the Option Agreement from $20 million to $15 million (see "Option Agreement") and (iii) permit plaintiffs' counsel to review and comment upon a draft of this Proxy Statement. The Settlement is conditioned upon the parties entering into a final settlement agreement and the subsequent approval of such agreement by the Court of Chancery of the State of Delaware in New Castle County.

                             PRINCIPAL ACCOUNTANTS

     The Company's principal accountants, PricewaterhouseCoopers LLP, will not be represented at the Special Meeting.

                  ANNUAL MEETING AND PROPOSALS OF STOCKHOLDERS

     If the Merger is not consummated, the annual meeting of stockholders for the election of directors and such other business as may be specified in the notice of such meeting will be held on the earliest practicable date. If an annual meeting is held, any proposals to be presented by a stockholder at such annual meeting must have been received by the Company on or prior to December 4, 1997.

                                 OTHER MATTERS

     Only business within the purposes described in the Notice of Special Meeting of Stockholders accompanying this Proxy Statement may be conducted at the Special Meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission are incorporated into this Proxy Statement by reference:

          1. The Company's Annual Report on Form 10-K (Commission File No. 1-11396) for the year ended December 31, 1997, as amended by Form 10-K/A (Commission File No. 1-11396) filed by the Company on April 30, 1998;

          2. The Company's Quarterly Report on Form 10-Q (Commission File No. 1-11396) for the quarter ended March 31, 1998;

          3. The Company's Current Reports on Form 8-K (Commission File No. 1-11396) filed with the Commission on March 19, 1998.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act by the Company after the date hereof but prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     As used herein, the terms "Proxy Statement" and "herein" mean this Proxy Statement, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. The Company will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person, a copy of any or all of its documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to:
Investor Relations, John Alden Financial Corporation, 7300 Corporate Center Drive, Miami, Florida, 33126-1223. Telephone requests may be directed to Investor Relations at (305) 715-3767.

                           FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This Proxy Statement, the documents incorporated by reference herein and any other written or oral statements made by or on behalf of the Company may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, uncertainties relating to general economic conditions and cyclical industry conditions, uncertainties relating to federal and state government and regulatory policies, volatile and unpredictable developments (including utilization of medical services), medical inflation, the uncertainties of the reserving process, the competitive environment in which the Company operates, the uncertainties inherent in the development and introduction into the marketplace of the Company's new small group health insurance product, the ability of the Company to obtain desired contracts and pricing with providers, the ability to obtain dividend approval from state regulators, the uncertainties regarding the timing of the assumption of policies coinsured with SunAmerica, the ability to modify or replace computerized systems to be year 2000 compliant, and the ability of the Company to control costs. Further, the Company does not publicly disclose internal management forecasts of the type provided to CSFB in connection with CSFB's analysis of the Merger. Such forecasts were not prepared with a view toward public disclosure and investors are cautioned not to rely on such forecasts. Such forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management. There can be no certainty as to the timing of the consummation of the acquisition of the Company as described herein or obtaining approval from regulators and stockholders for the Merger. The words "believe", "expect", "anticipate", "project" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                       JOHN ALDEN FINANCIAL CORPORATION,
                                  FORTIS, INC.
                                      AND
                            JAFCO ACQUISITION CORP.

                           DATED AS OF MARCH 9, 1998

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 9, 1998, by and among JOHN ALDEN FINANCIAL CORPORATION, a Delaware corporation (the "Company"), FORTIS, INC., a Nevada corporation ("Parent"), and JAFCO ACQUISITION CORP., a Delaware corporation ("Merger Sub") (the Company and Merger Sub are sometimes referred to herein collectively as the "Constituent Corporations"). Certain terms used in this Agreement are defined in
Section 10.1 of this Agreement.

                                    RECITALS

     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have determined that the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement is advisable and have approved the Merger;

     WHEREAS, as a condition to, and simultaneous with, execution of this Agreement, the Company and Parent are entering into a stock option agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit 1; and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of, and having the effects specified in, the DGCL (the "Merger"). The Company shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Delaware. The separate corporate existence of Merger Sub shall cease upon the effectiveness of the Merger.

     1.2 TIME AND PLACE OF CLOSING. The consummation of the transactions contemplated hereby (the "Closing") will take place at 9:00 a.m. local time at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, or at such other place and time as the Parties shall mutually agree, on the last business day of the month in which all of the conditions set forth in Article 8 are satisfied or waived (the "Closing Date").

     1.3 EFFECTIVE TIME. On the Closing Date and as soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the "Secretary") as provided in the DGCL. The Merger shall become effective at the time the Secretary accepts for record the Certificate of Merger or at such later time agreed by the Parties and established under the Certificate of Merger (the "Effective Time").

     1.4 EXECUTION OF STOCK OPTION AGREEMENT. Simultaneously with the execution of this Agreement by the Parties and as a condition thereto, the Company is executing and delivering to Parent the Stock Option Agreement, pursuant to which the Company is granting to Parent an option to purchase shares of the Company Common Stock.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 CHARTER. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

     2.2 BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

     2.3 DIRECTORS AND OFFICERS. The directors of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of the Company in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the stockholders of any of the foregoing, the shares of the Constituent Corporations shall be converted as follows:

          (a) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Company Common Stock.

          (b) Each share of Company Common Stock (including any associated Rights, but excluding shares held by any Company Entity or any Parent Entity, and excluding shares held by stockholders who perfect their statutory appraisal rights as provided in Section 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from Parent a cash payment in the amount of twenty-two dollars and fifty cents ($22.50) (the "Per Share Purchase Price").

          (c) Each share of Company 9% Preferred Stock issued and outstanding immediately prior to the Effective Time shall be redeemed for cash at the Effective Time in accordance with the terms of such Company 9% Preferred Stock as set forth in the Company's Certificate of Incorporation.

          (d) Each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     3.2 SHARES HELD BY THE COMPANY OR PARENT. Each of the shares of Company Common Stock held by any Company Entity or by any Parent Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.3 DISSENTING STOCKHOLDERS. Any holder of shares of Company Common Stock who perfects his appraisal rights in accordance with and as contemplated by
Section 262 of the DGCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to the Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of the Company fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Parent shall issue and deliver the consideration to which such holder of shares of Company Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Company Common Stock held by him. If and to the extent required by applicable Law, the Company will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

     3.4  CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK.  At the Effective Time,
(i) each option or other Equity Right to purchase or receive shares of Company Common Stock pursuant to stock options, stock appreciation rights, restricted stock awards or performance share awards granted by the Company under the Company Stock Plans and outstanding at the Effective Time, whether or not then exercisable or vested (collectively, the "Company Options"), shall become fully exercisable and vested, (ii) each such Company Option shall be canceled and
(iii) in consideration of such cancellation, Parent shall pay to each such holder of Company Options an amount in cash equal to the product of (1) the difference (if positive) between the Per Share Purchase Price and the price, if any, per share of Company Common Stock pursuant to which the holder of such Company Option may purchase the shares of Company Common Stock to which such Company Option relates (and less any withholding of Taxes as may be required by applicable Law) and (2) the number of shares of Company Common Stock subject thereto. At the Effective Time, each such Company Option shall no longer represent the right to purchase or receive shares of Company Common Stock, but in lieu thereof shall represent the right to receive the cash payment referred to above. At or prior to the Effective Time, the Company shall take all actions necessary to provide notice of the provisions of this Section 3.4 to all holders of Company Options and to cause the cancellation of the Company Options in accordance herewith at the Effective Time.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent and the Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to each holder of record of a certificate which represented shares of Company Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificates of Company Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Company Common Stock represented by Certificates that are not registered in the transfer records of the Company, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of
(a) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (b) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require and (c) any other documents reasonably necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory appraisal rights have been perfected, and not withdrawn or lost, as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2, less any withholding of Taxes as may be required by applicable Law. Parent shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstand-ing, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the stockholders of the Company shall constitute ratification of the appointment of the Exchange Agent.

     4.2 RIGHTS OF FORMER COMPANY STOCKHOLDERS. At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Company Common Stock (other than shares to be canceled pursuant to Sections 3.2 and 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. However, upon surrender of such Certificate, any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the corresponding sections or subsections of the Company Disclosure Letter or in any Company Report filed prior to January 1, 1998, the Company hereby represents and warrants to Parent and Merger Sub as follows:

     5.1  ORGANIZATION, GOOD STANDING AND QUALIFICATION.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Section 5.1(a) of the Company Disclosure Letter contains a list of all of the Company Subsidiaries. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each Company Entity has all requisite corporate or similar power and authority to own and operate its Assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its Assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of each Company Entity's charter and bylaws, each as amended to date. Each Company Entity's charter and bylaws so delivered are in full force and effect.

     (b) The Company conducts its insurance operations through the Subsidiaries set forth in Section 5.1(b) of the Company Disclosure Letter (collectively, the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is
(i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements, except, in any such case, where the failure to be so licensed or authorized is not reasonably likely to have a Company Material Adverse Effect. The Company has made all required filings under applicable insurance holding company statutes except where the failure to file is not reasonably likely to have a Company Material Adverse Effect.

     5.2  CAPITAL STRUCTURE.

     (a) The authorized stock of the Company consists of 75,000,000 shares of Company Common Stock, of which 24,523,156 shares were outstanding as of the close of business on March 9, 1998; and 432,000 shares of preferred stock, $.01 par value ("Preferred Stock"), of which (i) 270,000 shares have been authorized as 9% Cumulative Preferred Stock ("Company 9% Preferred Stock"), of which 150,000 shares were outstanding as of March 9, 1998, and (ii) 162,000 shares have been authorized as Series B Participating Preferred Stock, of which no shares were outstanding as of March 9, 1998. All of the outstanding shares of Company Common Stock and Company 9% Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no commitments to issue or deliver Company Common Stock, except that, as of March 9, 1998, there were 2,506,366 shares of Company Common Stock subject to issuance pursuant to the Company Stock Plans. The Company has no commitments to issue or deliver any shares of preferred stock, except that as of March 9, 1998, there were 245,231.56 shares of Series A Junior Participating Preferred Stock subject to issuance pursuant to the Rights Agreement, the terms of which shares of Series A Junior Participating Preferred Stock are set forth in a designation that has been approved by the board of directors of the Company as part of the Rights Agreement but not filed with the Secretary. Section 5.2(a) of the Company Disclosure Letter contains a correct and complete list of each outstanding Company Option, including the applicable Company Stock Plan, the holder of such Company Option, date of grant, exercise price and number of shares subject thereto.

     (b) Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any and all Liens.

     (c) Except as set forth in this Section 5.2 above, and except with respect to the Stock Option Agreement and the Rights Agreement, there are no preemptive or other outstanding Equity Rights with respect to any shares of capital stock or other securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     5.3  CORPORATE AUTHORITY; APPROVAL AND FAIRNESS.

     (a) The Company has all requisite corporate power and authority, and has taken all corporate action necessary in order, to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, subject only to approval of the Merger by the holders of at least a majority of the outstanding Company Common Stock (the "Company Requisite Vote") and to the receipt of the approvals referred to in Section 5.4. This Agreement and the Stock Option Agreement are the valid and binding agreements of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

     (b) The board of directors of the Company at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office), (i) determined that the Agreement and the Stock Option Agreement, and the Merger and the other transactions contemplated hereby and thereby, are fair to and in the best interests of the Company and its stockholders, (ii) authorized, approved and adopted in all respects the Agreement and the Stock Option Agreement, and the Merger and the other transactions contemplated hereby and thereby, and (iii) subject to Section 7.2, resolved to recommend that the holders of the Company Common Stock adopt this Agreement. The board of directors of the Company has received the opinion of Credit Suisse First Boston Corporation, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of the Company Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Parent.

     5.4  GOVERNMENTAL FILINGS; NO VIOLATIONS.

     (a) Other than the filings, notices and Consents (i) pursuant to Section 1.3, (ii) under the HSR Act and the Exchange Act, (iii) required to be made with the NYSE, and (iv) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance or similar Regulatory Authorities of Bermuda, Florida, Minnesota, Nevada, Ohio and Texas, and such filings, notices or Consents as may be required under the antitrust notification insurance Laws of any state in which the Company, Parent or any of their respective Subsidiaries is domiciled or does business, no notices, reports or other filings are required to be made by any Company Entity with, nor are any Consents, registrations or Permits required to be obtained by any Company Entity from, any Regulatory Authority, in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

     (b) The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (i) a Default under the Certificate of Incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (ii) a Default under, or the creation of a Lien on the Assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon the Company or any of its Subsidiaries or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 5.4(a)), any Law, Order or Permit to which the Company or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any of the foregoing Contracts, except, in the case of clause (ii) or (iii) immediately above, for any Default, creation of Lien or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement.
Section 5.4 of the Company Disclosure Letter sets forth, to the Knowledge of the Company, a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which Consents are or may be required prior to consummation of the transactions contemplated by this Agreement and the Stock Option Agreement (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) immediately above), except those the failure to obtain, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

     5.5  COMPANY REPORTS; FINANCIAL STATEMENTS.

     (a) The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1994, including (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, each in the form (including exhibits, annexes and any amendments thereto), and filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Company Reports"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC after January 1, 1998 will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and changes in stockholders equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, cash flows and changes in stockholders equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

     (b) The Company has made available to Parent true and complete copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance Regulatory

Authorities for the years ended December 31, 1995, 1996 and 1997, including all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Company SAP Statements"). The Company SAP Statements were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance Regulatory Authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Subsidiaries for the respective periods then ended. The Company SAP Statements complied in all material respects with all applicable Laws when filed and, to the Knowledge of the Company, no material deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance Regulatory Authority or any other governmental agency or body. The statutory balance sheets and income statements included in the Company SAP Statements as of and for the years ended December 31, 1995 and 1996 have been audited by Price Waterhouse LLP, and the Company has made available to Parent true and complete copies of all audit opinions related thereto. The Company has made available to Parent true and complete copies of all examination reports of insurance departments and any insurance Regulatory Authorities since January 1, 1994 relating to the Company Insurance Subsidiaries.

     (c) Since January 1, 1993, or the date of organization if later, each Company Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect).

     5.6 ABSENCE OF CERTAIN CHANGES. Since September 30, 1997, the Company and its Subsidiaries have conducted the businesses of the Company and its Subsidiaries, taken as a whole, only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, management, Assets, Liabilities, business or results of operations of the Company and its Subsidiaries which or, to the Knowledge of the Company, any development or combination of developments which, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the stock of the Company, except for (A) regular quarterly cash dividends on the Company Common Stock not in excess of $.12 per share per quarter, and (B) regular semi-annual cash dividends on the Company 9% Preferred Stock paid in accordance with the Company's Certificate of Incorporation; (iv) any material change by the Company in accounting principles, practices or methods other than those required by GAAP or applicable statutory accounting principles; (v) any material change in the Company's consolidated reserves for future policy benefits or other policy claims and benefits; or (vi) any material change in the accounting, actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of any Company Insurance Subsidiary. Since September 30, 1997, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans other than increases or amendments in the ordinary course.

     5.7 LITIGATION. There is no Litigation instituted or pending or, to the Knowledge of the Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Company Entity, or against any director, officer or Compensation and Benefit Plan, or against any Asset, interest or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any Company Entity, in each case, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement. Section 5.7 of the Company Disclosure Letter contains a summary of all Litigation pending as of the date of this Agreement to which any Company Entity is a party and which names a Company Entity as a defendant, co-defendant or third-party defendant or for which any Company Entity has any potential Liability.

     5.8  EMPLOYEE BENEFITS.

     (a) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, change of control, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, agents, former employees, former directors or former consultants of any Company Entity (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 5.8(a) of the Company Disclosure Letter and any "change of control" or similar provisions therein are specifically identified in Section 5.8(a) of the Company Disclosure Letter.

     (b) All Compensation and Benefit Plans are in substantial compliance with all applicable Law, including the Code and ERISA. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section
(2) of ERISA (a "Pension Plan") and that is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and the Company has no Knowledge of any circumstances reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of the Company, threatened litigation relating to the Compensation and Benefit Plans. To the Knowledge of the Company, no Company Entity has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Company Entity to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

     (c) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by any Company Entity with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any Company Entity, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No Company Entity has contributed, or has been obligated to contribute, to a multiemployer plan as defined in Section 3(37) of ERISA at any time during the last six years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (d) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (e) Under each Pension Plan which is a single-employer plan, as of the date of the most recent actuarial valuation, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the date of the most recent actuarial valuation.

     (f) No Company entity has any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as specifically described in Section 5.8(f) of the Company Disclosure Letter. Subject to the restrictions set forth in Section 7.1 hereof, the Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material Liability thereunder.

     (g) The consummation of the Merger and the other transactions contemplated by this Agreement, either alone or in connection with a subsequent termination of employment, will not (i) entitle any employees of any

Company Entity to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans, or (iii) result in any Default under any of the Compensation and Benefit Plans.

     (h) All Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company and its Subsidiaries comply in all material respects with applicable Law. No Company Entity has any material unfunded Liabilities with respect to any Pension Plan that covers such non-U.S. employees.

     (i) No amount that will be received (whether in cash or property or the vesting of property) as a direct result of the transactions contemplated by this Agreement by any employee, officer, director, agent or independent contractor of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment arrangement is reasonably likely to be treated as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     5.9  COMPLIANCE WITH LAWS, ORDERS AND PERMITS.

     (a) The business and operations of the Company and the Company Insurance Subsidiaries have been conducted in compliance in all material respects with all applicable Laws regulating the business of insurance, including all applicable orders and directives of insurance Regulatory Authorities and market conduct recommendations resulting from market conduct examinations of insurance Regulatory Authorities (collectively, "Insurance Laws"). Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each Company Insurance Subsidiary and, to the Knowledge of the Company, its agents have marketed, sold and issued insurance products in compliance, in all material respects, with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including in compliance with (i) all applicable prohibitions against "redlining" or withdrawal of business lines, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance, and (iii) all applicable requirements relating to insurance product projections and illustrations.

     (b) There is no pending or, to the Knowledge of the Company, threatened charge by any insurance Regulatory Authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any insurance Regulatory Authority with respect to possible violations of, any applicable Insurance Laws where such violations are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. None of the Company Insurance Subsidiaries is subject to any Order of any insurance Regulatory Authority relating specifically to such Company Insurance Subsidiary (as opposed to insurance companies generally). The Company Insurance Subsidiaries have filed all reports required to be filed with any insurance Regulatory Authority on or before the date hereof as to which the failure to file such reports is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (c) In addition to Insurance Laws, the business of each Company Entity has been, and is being, conducted in compliance in all material respects with all applicable Laws, Orders and Permits, and with such Company Entity's charter and bylaws or other similar governing documents. No investigation or review by any Regulatory Authority with respect to any Company Entity is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Regulatory Authority indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden, delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement. To the Knowledge of the Company, no material change is required in any Company Entity's processes, properties or procedures in connection with any applicable Laws, Orders or Permits, and the Company has not received any written notice or communication of any material noncompliance with any such Laws, Orders or Permits that has not been cured as of the date hereof. Each Company Entity has all Permits, Orders, Consents, trademarks, patents, trade names, copyrights, service marks and franchises necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden, delay or impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement.

     (d) Copies of all material written reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Parent.

     5.10  TAXES.

     (a) Each Company Entity has filed, completely and correctly in all material respects, all Tax Returns that are required by all applicable Laws to be filed by such Company Entity, and (i) has paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to those Tax Returns, has paid all estimated Taxes due and (ii) has paid all other charges, claims and assessments for Taxes received to date other than those charges, claims and assessments for Taxes being contested in good faith for which provision has been made in accordance with GAAP on the books of such Company Entity.

     (b) All Taxes which the Company Entities are required by Law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities to the extent due and payable.

     (c) No Company Entity has executed any currently effective waiver to extend the applicable statute of limitations in respect of any Tax Liabilities of any Company Entity for the fiscal years prior to and including the most recent fiscal year.

     (d) No Company Entity has been a member of any consolidated group for federal income tax purposes other than the consolidated group of which the Company is the common parent; and no Company Entity is a party to any tax sharing agreement or arrangement, other than with each other.

     (e) No Liens for Taxes exist with respect to any of the Assets of any Company Entity, except for statutory Liens for Taxes not yet due or payable or that are being contested in good faith.

     (f) All of the income Tax Returns filed by or on behalf of each Company Entity have been examined by and settled with the IRS or appropriate Taxing Authority, or the statute of limitations with respect to the relevant Tax liability expired, for all taxable periods through and including the period ending on December 31, 1993.

     (g) All Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any Taxing Authority have been, or prior to the Effective Time will be, paid in full.

     (h) There is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination, deficiency or refund litigation, with respect to any Taxes.

     (i) No Company Entity is bound by any currently effective private ruling, closing agreement or similar agreement with any Taxing Authority relating to a material amount of Taxes.

     (j) The Company is not a "consenting corporation" within the meaning of
Section 341(f) of the Code.

     5.11 LABOR MATTERS. No Company Entity is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. No Company Entity is the subject of any Litigation asserting that any such Company Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel any such Company Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Company Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Company Entity, pending or, to the Knowledge of the Company, threatened, or, to the Knowledge of the Company, is there any activity involving any Company Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.12  INTELLECTUAL PROPERTY.

     (a) The Company Entities own, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property that is used in their businesses as currently conducted, except for any such failures to own, be licensed or possess that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and to the Knowledge of the Company all patents, trademarks, tradenames, service marks and copyrights held by any Company Entity are valid and subsisting.

     (b) Except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

          (i) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, tradenames, service marks, and copyrights ("Third-Party Intellectual Property Rights").

          (ii) No claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, tradenames, and any applications therefor owned by any Company Entity (the "Company Intellectual Property Rights"); (B) any trade secret material to the Company; or (C) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of the Company, are threatened by any Person.

          (iii) The Company has no Knowledge of any valid grounds for any bona fide claims (A) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by any Company Entity infringes on any copyright, patent, trademark, service mark or trade secret; (B) against the use by any Company Entity of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of any Company Entity as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by any Company Entity.

          (iv) To the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of any Company Entity.

     5.13 MATERIAL CONTRACTS. All of the material Contracts of the Company Entities that are required to be described in the Company Reports or to be filed as exhibits thereto (the "Material Contracts") are described in the Company Reports or filed as exhibits thereto and are in full force and effect. True and complete copies of all such Material Contracts have been delivered or have been made available by the Company to Parent. Neither any Company Entity nor any other party is in Default under any such Material Contract except for such Defaults as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. No Company Entity is party to any Contract containing any provision or covenant limiting in any manner the ability of any Company Entity to (a) sell any products or services of or to any other person,
(b) engage in any line of business, or (c) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to any Company Entity.

     5.14  REAL PROPERTY.

     (a) Section 5.14(a) of the Company Disclosure Letter contains a list of all parcels of real property owned by the Company Entities, including the Miami Property (collectively, the "Owned Real Property"). The Company has good, marketable and insurable fee simple title to all of the Owned Real Property, including the Improvements thereon, free and clear of all Liens and other imperfections of title, except Permitted Title Exceptions. The Company is the lessor or landlord or the successor lessor or landlord under the Space Leases free and clear of all Liens except for the Commission Agreements and the Permitted Title Exceptions and is entitled to receive the rents, issues and profits from the Space Leases. Without limiting the foregoing, the

Space Leases are free and clear of any and all Liens, and the Company has made no assignment of any of the rights of the Company under any of the Space Leases or with respect to any of said rents, issues or profits, except as set forth in the Commission Agreements and the Permitted Title Exceptions, and except as to any holders of any Liens to be released and canceled at as of the Effective Time. The Company has delivered to Parent a true and complete copy of the Rent Roll for the Miami Property, and the Company has no Knowledge that any tenant listed thereon who currently leases a material portion of the Miami Property has
(i) plans to terminate such tenant's Space Lease, (ii) has commenced a voluntary case, or had entered against it a petition, for relief under any Law relating to bankruptcy or insolvency, or (iii) has asserted a right to off-set rent by reason of the Company's failure to perform its obligations under a Space Lease. The Miami Property contains not less than 1 million rentable square feet within the current Improvements thereon.

     (b) The Owned Real Property and all Improvements thereon, in all material respects, conform to and comply with all applicable Laws, including those relating to zoning, fire, health, building, handicapped persons, sanitation, use and occupancy. The Company has obtained all material Permits required for the Owned Real Property, all of which are currently in full force and effect. The Improvements on the Owned Real Property (i) are properly located within the boundaries of the Owned Real Property and in accordance with all applicable set-back restrictions, (ii) are free from all material engineering and structural defects, (iii) are free from all termites or other wood-destroying insects, and (iv) do not contain any asbestos or asbestos-containing materials. No portion of the Improvements located on the Owned Real Property has been damaged or destroyed by fire or other casualty.

     (c) To the Company's Knowledge, no portion of the Owned Real Property is currently subject to any Condemnation Proceeding and no Condemnation Proceeding has been commenced or instituted against any portion of the Owned Real Property.

     (d) The Acreage (i) contains approximately four acres of vacant land, and
(ii) has all necessary and appropriate zoning designations, ingress and egress, and utility access, and is otherwise suitable in all material respects, for commercial development in a manner consistent with the development that exists on the remainder of the Miami Property.

     (e) Section 5.14(e) of the Company Disclosure Letter contains a list of all parcels of real property leased by any of the Company Entities as lessee (collectively, the "Leased Real Property"). Each of such leases is in full force and effect, no Company Entity is in material Default under any material provisions of such lease, and no lessor has asserted that any Company Entity is in material Default of any material provision under any such lease.

     (f) Each Company Entity has complied in all material respects with all applicable Environmental Laws; (ii) the properties currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by any Company Entity were not contaminated with Hazardous Substances during the period of ownership or operation by such Company Entity; (iv) no Company Entity is subject to Liability for any Hazardous Substance disposal or contamination on any third party property; (v) no Company Entity has been associated with any release or threat of release of any Hazardous Substance; (vi) no Company Entity has received any notice, demand, letter, claim or request for information alleging that any Company Entity may be in violation of or liable under any Environmental Law;
(vii) no Company Entity is subject to any Orders or other arrangements with any Regulatory Authority or is subject to any indemnity or other agreement with any third party relating to Liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving any Company Entity that could reasonably be expected to result in any Liability, investigations or restrictions on the ownership, use or transfer of any property of the Company pursuant to any Environmental Law, except in each of clauses (i) through (viii) as are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the fair market value of the Owned Real Property.

     5.15  OTHER ASSETS.

     (a) With respect to all Assets other than the Real Property, the Company Entities have good and marketable title, free and clear of all Liens, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's Knowledge, all tangible properties used in the businesses of the Company Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with the Company's past practices.

     (b) All Assets (other than the Real Property) that are material to the Company's business on a consolidated basis, and that are held under leases or subleases by any of the Company Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by the Bankruptcy and Equity Exception), and each such Contract is in full force and effect.

     (c) The Company Entities currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Company Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $1 million pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Company Entity under such policies.

     (d) The Assets (including the Real Property) of the Company Entities include all Assets required to operate the business of the Company Entities as presently conducted, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     5.16  INSURANCE MATTERS.

     (a) All policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries (the "Company Insurance Contracts"), and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by applicable insurance Regulatory Authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the Insurance Laws applicable thereto and, as to premium rates established by any Company Insurance Subsidiary that are required to be filed with or approved by insurance Regulatory Authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the Insurance Laws applicable thereto.

     (b) Section 5.16(b) lists all of the reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or Liabilities (collectively, the "Reinsurance Contracts"). All of the Reinsurance Contracts are in full force and effect, and neither the Company nor any Company Insurance Subsidiary, nor, to the Knowledge of the Company, any other party to a Reinsurance Contract, is in Default in any material respect as to any provision thereof. No Reinsurance Contract contains any provision providing that the other party thereto may terminate such Reinsurance Contract by reason of the transactions contemplated by this Agreement. Neither the Company nor any Company Insurance Subsidiary has received any notice to the effect that the financial condition of any other party to any such Reinsurance Contract is impaired with the result that a Default thereunder may reasonably be anticipated, whether or not such Default may be cured by the operation of any offset clause in such Reinsurance Contract.

     (c) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary since December 31, 1994, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). The information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, to the Knowledge of the Company, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company Insurance Subsidiaries at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

     (d) None of Standard & Poor's Corporation, Moody's Investors Service, Inc. or A.M. Best Company has announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of any Company Insurance Subsidiary, and the Company has no reason to believe that any rating presently held by the Company Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason, including as a result of the transactions contemplated hereby.

     (e) All annuity contracts and life insurance policies issued by each Company Insurance Subsidiary to an annuity holder domiciled in the United States satisfy in all material respects all definitional or other requirements for qualification under the Code section applicable (or intended to be applicable) to such annuity contracts or life insurance policies, and none of the Company Insurance Subsidiaries have entered into any Contract or are involved in any discussions or negotiations and there are no audits, examinations, investigations or other proceedings with the IRS with respect to the failure of any life insurance policy under section 7702 or 817(h) of the Code or the failure of any annuity contract to meet the requirements of section 72(s) of the Code. There are no "hold harmless" indemnification agreements respecting the tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Company Insurance Subsidiaries, and there have been no claims asserted by any Person under such "hold harmless" indemnification agreements so set forth.

     5.17  LIABILITIES AND RESERVES.

     (a) The reserves carried on the Company SAP Statements of each Company Insurance Subsidiary for future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance Regulatory Authority of the state of domicile of such Company Insurance Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, and were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles. Such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated Liabilities of the Company and each Company Insurance Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Company SAP Statements. The admitted assets of each Company Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by applicable Laws. In addition, the Company has delivered or made available to Parent copies of all material work papers used as the basis for establishing the reserves for the Company and the Company Insurance Subsidiaries at December 31, 1995, December 31, 1996 and September 30, 1997, respectively.

     (b) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the Knowledge of the Company, no claim or assessment is pending or threatened against any Company Insurance Subsidiary which is peculiar or unique to such Company Insurance Subsidiary by any state insurance guaranty associations in connection with such association's fund relating to insolvent insurers (or similar state assessment authority) which, if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

     5.18 INVESTMENT COMPANY. None of the Company Insurance Subsidiaries maintains any separate accounts. No Company Entity conducts activities of or is otherwise deemed under applicable Law to control an "investment advisor" as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), whether or not registered under the Investment Advisers Act of 1940, as amended. No Company Entity is an "investment company" as defined under the Investment Company Act, and no Company Entity sponsors any Person that is such an investment company.

     5.19  RIGHTS PLAN.

     (a) Prior to Parent entering into this Agreement and the Stock Option Agreement, the Company has taken all actions necessary such that, for all purposes under the Rights Agreement, Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and the rights issuable pursuant to the Rights Agreement will not separate from the Company Common Stock, as a result of Parent's entering into this Agreement or the Stock Option Agreement, or consummating the Merger or the other transactions contemplated hereby or thereby.

     (b) The Company has taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (i) neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement and (ii) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

     5.20 STATE TAKEOVER STATUTES. Each Company Entity has taken all necessary action to exempt the transactions contemplated by this Agreement and the Stock Option Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws").

     5.21 CHARTER PROVISIONS. Each Company Entity has taken all action so that the entering into of this Agreement and the Stock Option Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement, do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

     5.22   [INTENTIONALLY OMITTED]

     5.23 BROKERS AND FINDERS. No Company Entity nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Credit Suisse First Boston Corporation as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

     5.24 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Company Entity or any Affiliate thereof to Parent pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Company Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Company's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a Company Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Company Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to the Company as follows:

     6.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent has all requisite corporate or similar power and authority to own and operate its Assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its Assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect. Parent has made available to the Company a complete and correct copy of Parent's Articles of Incorporation and Bylaws, each as amended to date. Parent's Articles of Incorporation and Bylaws so delivered are in full force and effect.

     6.2  CORPORATE AUTHORITY; APPROVAL.

     (a) Parent has all requisite corporate power and authority, and has taken all corporate action necessary in order, to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, subject only to receipt of the approvals referred to in Section 6.3. This Agreement and the Stock Option Agreement are the valid and binding agreements of Parent enforceable against Parent in accordance with their terms, subject to the Bankruptcy and Equity Exception.

     (b) The board of directors of Parent (i) has declared that the Agreement and the Stock Option Agreement, and the Merger and the other transactions contemplated hereby and thereby, are advisable and in the best interests of Parent, and (ii) has authorized, approved and adopted in all respects the Agreement and the Stock Option Agreement, and the Merger and the other transactions contemplated hereby and thereby.

6.3  GOVERNMENTAL FILINGS; NO VIOLATIONS.

     (a) Other than the filings, notices and Consents (i) pursuant to Section 1.3, (ii) under the HSR Act, and (iii) the filing of appropriate documents with, and approval of, the respective Commissioners of Insurance or similar Regulatory Authorities of Bermuda, Florida, Minnesota, Nevada, Ohio and Texas, and such filings, notices or Consents as may be required under the antitrust notification insurance laws of any state in which the Company, Parent or any of their respective Subsidiaries is domiciled or does business, no notices, reports or other filings are required to be made by any Parent Entity with, nor are any Consents, registrations or Permits required to be obtained by any Parent Entity from, any Regulatory Authority, in connection with the execution and delivery of this Agreement and the Stock Option Agreement by Parent and the consummation by Parent of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Stock Option Agreement.

     (b) The execution, delivery and performance of this Agreement and the Stock Option Agreement by Parent do not, and the consummation by Parent of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (i) a Default under the Articles of Incorporation or Bylaws of Parent, (ii) a Default under, or the creation of a Lien on the Assets of Parent (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or (provided, as to consummation, the filings and notices are made, and approvals are obtained, as referred to in Section 6.3(a)), any Law, Order or Permit to which Parent is subject, or (iii) any change in the rights or obligations of any party under any of the foregoing Contracts, except, in the case of clause (ii) or (iii) immediately above, for any Default, creation of Lien or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or the Stock Option Agreement. To the Knowledge of Parent, there are no

Contracts of Parent pursuant to which Consents are or may be required prior to consummation of the transactions contemplated by this Agreement and the Stock Option Agreement (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) immediately above), except those the failure to obtain, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

     6.4 COMPLIANCE WITH LAWS, ORDERS AND PERMITS. The business and operations of Parent have not been, and are not being, conducted in violation of any applicable Law, Order or Permit, except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. No investigation or review by any Regulatory Authority with respect to Parent is pending or, to the Knowledge of Parent, threatened, nor, to the Knowledge of Parent, has any Regulatory Authority indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

     6.5 LITIGATION. There is no Litigation instituted or pending or, to the Knowledge of Parent, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Parent Entity, or against any director or officer of any Parent Entity, or against any Asset, interest or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any Parent Entity, in each case, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement or by the Stock Option Agreement.

     6.6 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any Parent Entity or any Affiliate thereof to the Company pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Parent Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Company's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Parent Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Parent Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.7 AUTHORITY OF MERGER SUB. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Parent. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by Parent free and clear of any Lien. Merger Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Sub. This Agreement represents a legal, valid, and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Parent, as the sole stockholder of Merger Sub, will vote prior to the Effective Time the shares of Merger Sub Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law.

     6.8 FINANCING. Parent has, or will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make the aggregate cash payments required to be paid pursuant to Section 3.1(b) and any other amounts to be paid by it hereunder.

                                   ARTICLE 7

                                   COVENANTS

     7.1 INTERIM OPERATIONS. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or the Stock Option Agreement or set forth in Section 7.1 of the Company Disclosure Letter):

          (a) The business of all Company Entities shall be conducted in the ordinary and usual course (it being understood and agreed that nothing contained herein shall permit the Company to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company Entities or to enter into or engage in new lines of business without Parent's prior written approval), and it shall be conducted in compliance in all material respects with all applicable Laws.

          (b) To the extent consistent with (a) above, each Company Entity shall use all commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, reinsurers, distributors, creditors, lessors, employees and business associates, and maintain all Permits necessary for the Company Entities to conduct business in the jurisdictions in which they currently conduct business.

          (c) No Company Entity shall permit a material change in any of its underwriting, investment, actuarial, financial reporting or accounting practices or policies or in any material assumption underlying an actuarial practice or policy, except as may be required by any change in GAAP, statutory accounting principles or applicable Law.

          (d) The Company shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its Certificate of Incorporation or Bylaws or amend, modify or terminate the Rights Agreement; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) authorize, declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than (A) dividends from its direct or indirect wholly owned Subsidiaries, (B) regular quarterly cash dividends on the Company Common Stock not to exceed $.12 per share per quarter, and (C) regular semi-annual cash dividends required to be paid by the Company on the Company 9% Preferred Stock in accordance with the Company's Certificate of Incorporation; or (v) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its stock or any securities convertible into or exchangeable or exercisable for any shares of its stock, other than as may be required pursuant to the terms of the Company Stock Plans.

          (e) No Company Entity shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than shares of Company Common Stock issuable pursuant to Company Options outstanding on the date hereof under any of the Company Stock Plans); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other Assets (including capital stock of any of Company Subsidiary) or incur or modify any material indebtedness or other material Liability; (iii) make or authorize or commit for any capital expenditures other than in amounts not exceeding $1 million in the aggregate; (iv) by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity, including by way of assumption reinsurance, in excess of $100,000 individually or $1 million in the aggregate (other than in connection with ordinary course investment activities); or (v) make any capital investment in or loan to NHP Holding Company, Inc. or any entity controlled by it.

          (f) No Company Entity shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans, or increase the salary, wage, bonus or other compensation of any employees, except annual base salary (and corresponding benefit) increases occurring in the ordinary and usual course of business (which shall not exceed on an annual basis the lesser of 10% or $5,000 for any individual employee) or as required by applicable Law or under existing Contracts.

          (g) Each Company Entity shall use all commercially reasonable efforts to ensure that no payments are paid or become due under the change of control employment agreements listed in Section 5.6 of the Company Disclosure Letter.

          (h) No Company Entity shall pay, discharge, settle or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (A) claims arising under the terms of products, contracts or policies issued by the Company Insurance Subsidiaries in the ordinary and usual course of business, and (B) such other claims, Liabilities or obligations (including Litigation) as shall not exceed $250,000 per claim.

          (i) No Company Entity shall make or change any material Tax election, settle any material audit, file any material amended Tax Returns or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business.

          (j) No Company Entity shall enter into any Contract containing any provision or covenant limiting in any material respect the ability of any Company Entity to (A) sell any products or services of or to any other Person, (B) engage in any line of business, or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to any Company Entity.

          (k) No Company Entity shall enter into any new quota share or other reinsurance transaction (A) that does not contain standard cancellation and termination provisions, (B) that, except in the ordinary course of business, materially increases or reduces the Company Insurance Subsidiaries' consolidated ratio of net written premiums to gross written premiums, or (C) pursuant to which $5 million or more in gross written premiums are ceded by the Company Insurance Subsidiaries to any Person other than a Company Entity.

          (l) No Company Entity shall enter into, amend or terminate any Material Contract (including for this purpose the Amended Shareholders Agreement, dated May 23, 1994, by and among JA Services, Inc., Dimension Holding Company, Inc. and NHP Holding Company, Inc.).

          (m) The Company Entities shall make new investments only in Qualified Investments.

          (n) The Company shall use all commercially reasonable efforts to ensure that there will be no downgrade in any Company Insurance Subsidiary's rating relating to its financial strength or claims-paying ability as published by A.M. Best Company.

          (o) No Company Entity shall take any action or omit to take any action that would cause any of the conditions set forth in Sections 8.2(a) or (b) not being satisfied (other than by waiver).

          (p) No Company Entity shall authorize or enter into a Contract to do any of the foregoing.

     7.2 ACQUISITION PROPOSALS. The Company will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to, and shall direct its and its Subsidiaries' employees and Representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the Assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to and shall direct its and its Subsidiaries' employees and Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by means of an amendment to the Rights Agreement); provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, or (ii) at any time after the date hereof, if the Merger shall not have been approved by the Company Requisite Vote as of such time, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Parent Confidentiality Agreement; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A),
(B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable Law and (ii) in each case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account, to the extent relevant, the long-term prospects and interests of the Company and its stockholders (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to inform promptly the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2 and in the Confidentiality Agreement. The Company will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its or its Subsidiaries' directors, employees or Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions. The Company also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     7.3 STOCKHOLDERS' MEETING. The Company will take, in accordance with its Certificate of Incorporation and Bylaws and the DGCL, all action necessary to convene a meeting of holders of the Company Common Stock (the "Stockholders' Meeting") as promptly as practicable, but in no event more than 45 days, after the definitive Proxy Statement has been filed with the SEC, to consider and vote upon the adoption of this Agreement. Subject to fiduciary obligations under applicable Law, the Company's board of directors shall recommend such adoption, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such adoption. Without limiting the generality of the foregoing, in the event that the Company's board of directors withdraws or modifies its recommendation, the Company nonetheless shall cause the Stockholders Meeting to be convened and a vote taken with respect to the adoption of this Agreement.

     7.4  FILINGS; OTHER ACTIONS; NOTIFICATION.

     (a) In connection with the Stockholders' Meeting, the Company shall prepare and deliver to Parent within 30 days after the date hereof a draft of the Proxy Statement. Thereafter, the Company and Parent shall cooperate fully to make such changes to the Proxy Statement as may be appropriate, file the Proxy Statement with the SEC as soon as practicable, and respond promptly to any SEC comments. Upon filing the final, definitive Proxy Statement with the SEC, the Company shall mail such Proxy Statement to its stockholders.

     (b) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all commercially reasonable efforts (i) to do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings; and (ii) to obtain as promptly as practicable all Consents and Permits necessary or advisable to be obtained from any third party or any Regulatory Authority in connection with, as a result of, or in order to consummate, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.4 shall require, or be construed to require, Parent, in connection with the receipt of any regulatory approval or Consent, to proffer to, or agree to (i) sell or hold separate and agree to sell or to discontinue or to limit, before or after the Effective Time, any Assets, businesses or interest in any Assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, or discontinuance or limitation by Parent or the Company of any of its Assets or businesses), or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such Asset or businesses which, in either case, could, in the reasonable judgment of the board of directors of Parent, materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

     (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or Regulatory Authority in connection with the Merger and the transactions contemplated by this Agreement.

     (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party or Regulatory Authority with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

     7.5  ACCESS; TECHNOLOGY CONVERSIONS.

     (a) Upon reasonable notice, and except as may otherwise be required by applicable Law, all of the Company Entities shall afford Parent's officers, employees and Representatives access, during normal business hours throughout the period from the date hereof to the earlier of the termination of this Agreement or the Effective Time, to the personnel, properties, Contracts, books and records of the Company Entities and, during such period the Company Entities shall furnish promptly to Parent all information concerning the Company Entities' business and financial condition as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company and, provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the Consent of such third party to such inspection or disclosure. All such information shall be governed by the terms of the Confidentiality Agreement.

     (b) From the date hereof through the earlier of termination of this Agreement or the Effective Time, the Company shall permit Parent to use an office within the Company's offices at the Miami Property to afford Parent's internal auditors reasonable access to monitor the operations and financial activities of the Company Entities. In addition, the Company Entities shall cooperate with Parent, upon Parent's reasonable request, to develop plans for the integration of the business of the Company Entities with that of the Parent Entities.

     (c) From the date hereof through the earlier of termination of this Agreement or the Effective Time, the Company Entities shall promptly take all commercially reasonable actions as may be necessary to assure that the Company Entities' computer software systems are able to become Year 2000 compliant on a timely basis acting in the ordinary course of business. In addition, from the date hereof through the earlier of termination of this Agreement or the Effective Time, the Company Entities shall permit Parent's officers, employees and Representatives to be involved to the extent reasonably requested by Parent, in the conversion of the Company Entities' computer software systems to systems that are Year 2000 compliant, and the Company shall use all commercially reasonable efforts to comply with all reasonable requests of Parent in respect of the design and implementation of such conversion in anticipation of consummation of the Merger. Notwithstanding the foregoing, all final decisions with respect to such conversion design and implementation shall be made by the appropriate Company Entity. In the event that this Agreement is terminated and the Merger is not consummated for any reason, neither Party shall have any Liability to the other with respect to the involvement of Parent's officers, employees and Representatives in such conversion project.

     7.6  MIAMI PROPERTY.  Without limiting the generality of Section 7.1 or
7.5:

          (a) Access Rights for Inspections. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company shall provide Parent and its employees and Representatives with access to the Miami Property at all reasonable times during normal business hours (and during evenings, weekends and holidays, provided that Parent has a reasonable need for such off-hours access and has given the Company not less than 24 hours prior notice of such need for access) to inspect the Miami Property and make such studies, audits, tests, appraisals, surveys and verifications as Parent reasonably considers necessary with respect to the Miami Property, including, investigations of the legal and physical status of the Miami Property, tests and assessments with respect to environmental matters, soil tests, asbestos analysis, structural review, examination of title, preparation of a survey and interviews of tenants.

          (b) Title and Survey Update. At Parent's reasonable request, the Company shall cooperate to assist Parent in obtaining, at or prior to the Effective Time, a title insurance policy with respect to the Miami Property, or an update or endorsement to an existing such title insurance policy.

          (c) Permits and Zoning. The Company shall use commercially reasonable efforts to preserve in force all existing Permits with respect to the Miami Property and to renew all such Permits expiring prior to the Effective Time on terms reasonably acceptable to Parent. If any such Permit shall be suspended or revoked, the Company shall promptly notify Parent and shall diligently take all measures reasonably necessary to cause the reinstatement of such Permit without any additional limitation or condition. The Company shall not seek or voluntarily allow any amendment to any Permit with respect to the Miami Property that would alter the existing permissible uses of the Miami Property or any part thereof. Without the prior written consent of Parent, the Company shall not apply for, consent to or promote any modification of any zoning restrictions or other restrictions or regulations of Regulatory Authorities with respect to the Miami Property.

          (d) Estoppels. At Parent's request, the Company shall use commercially reasonable efforts to obtain and deliver to Parent, at or prior to the Effective time, with respect to the Miami Property (i) estoppel certificates executed by each party (other than the Company) to a Service Contract that is not cancelable upon thirty days after written notice from the owner of the Miami Property, which estoppel certificates shall in form and substance reasonably approved by Parent, (ii) estoppel certificates executed by each warrantor or guarantor under a Warranty, which estoppel certificates shall be in form and substance reasonably approved by Parent, and (iii) such other estoppel certificates reasonably requested by Parent, in form and substance reasonably approved by Parent, in connection with covenants, conditions and restrictions, reciprocal easement agreements encumbering the Miami Property.

     7.7 PUBLICITY. The initial press release with respect to the Merger and the transactions contemplated hereby shall be a joint press release, and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement, except as may be required by Law or the rules of the NYSE.

     7.8 EMPLOYEE BENEFITS. From and after the Effective Time, all employees of the Company Entities (the "Employees") shall be eligible to participate in Parent's employee benefit plans, programs, policies and arrangements on the same basis as similarly situated employees of Parent; provided, however, that, in lieu of Parent's severance pay plan, Parent shall cause the Company's severance pay plan as described in Section 5.8(a) of the Company Disclosure Letter to remain in effect with respect to the Employees for the 12 months immediately following the Effective Time. Parent shall, and shall cause the Company and its Subsidiaries to, honor, pursuant to their terms, all employee benefit obligations to current and former directors, officers, consultants and employees under the Compensation and Benefits Plans, including, without limitation, all employment, severance and compensation agreements of the Company and its Subsidiaries. For purposes of all employee benefit plans, programs or arrangements maintained or contributed to by Parent or any of its Subsidiaries, in which the Employees shall be eligible to participate, Parent shall cause each such plan, program or arrangement to treat the prior service with the Company or its Subsidiaries of each Employee as service rendered to Parent and its Subsidiaries for purposes of all eligibility periods, vesting and benefit accruals thereunder (but not for purposes of benefit accruals under any defined benefit pension plan maintained by Parent or its Subsidiaries (other than the Company Entities)). No Employee (or eligible spouse or dependent) who elects to be covered under a Parent medical insurance plan shall be excluded from coverage under such plan on the basis of a pre-existing condition that was not also excluded under the Company's or any of its Subsidiaries' medical insurance plans. To the extent any such Employee has satisfied in whole or in part any annual deductible or paid any out-of-pocket or co-payment expenses under a medical insurance plan of the Company or any of its Subsidiaries for a plan year, such individual shall be credited therefor under the corresponding provisions of the corresponding plan of Parent and its Subsidiaries in which such individual participates after the conversion date. Parent agrees that the consummation of the Merger shall constitute a "Change in Control" of the Company Entities for all purposes within the meaning of all Compensation and Benefit Plans.

     7.9 EXPENSES. Except as otherwise provided in Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that if the Merger is consummated, the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article 4.

     7.10  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

     (a) From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity), determined as of the Effective Time (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its Certificate of Incorporation or Bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 7.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any Liability it may have to such Indemnified Party if such failure does not materially prejudice Parent as the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense, or if counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as detailed statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest,
(ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     (c) Parent shall, or shall cause the Surviving Corporation to, maintain in effect for a period of six years after the Effective Time the Company's existing directors' and officers' liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts, containing terms and conditions that are no less advantageous, which policies are issued by an issuer with a claims-paying rating at least equal to that of the issuer of the existing policies of the Company, or (ii) with the consent of the Company given prior to the Effective Time, any other policy with respect to claims arising from facts or events that occurred at or prior to the Effective Time and covering persons who are currently covered by such insurance (and the Company shall cooperate prior to the Effective Time in these efforts); provided, that neither Parent nor the Surviving Corporation shall be obligated to make premium payments in each year of such six-year period in respect of such policy (or coverage replacing such policy) exceeding, for the portion related to the Company's directors and officers, 200% of the annual premium payments on the Company's current policy in effect as of the date of this Agreement (the "Maximum D&O Premium"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum D&O Premium, Parent shall use all commercially reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum D&O Premium.

     (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their legal representatives.

     7.11  OTHER ACTIONS BY THE COMPANY AND PARENT.

     (a) If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, each of Parent and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Stock Option Agreement, as the case may be, or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     (b) Subject to Section 7.2, the Company shall use its reasonable efforts to exercise its rights under all confidentiality, lock-up, standstill and similar agreements entered into with Persons that were considering an Acquisition Proposal with respect to the Company, to preserve the confidentiality of the information relating to the Company Entities provided to such Persons and their Affiliates and Representatives and to ensure compliance with the terms of this Agreement.

                                   ARTICLE 8

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.5:

          (a) Stockholder Approval. The stockholders of the Company shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NYSE.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

          (c) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

     8.2 CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 10.5(a):

          (a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties that are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.2 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 5.3, 5.4, 5.14, 5.19,
     5.20 and 5.21 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations and warranties set forth in Sections 5.2, 5.3, 5.4, 5.14, 5.19, 5.20 and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Company Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" of any Person shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. The Company shall have performed in all material respects all of its agreements and covenants hereunder required to be performed by it on or prior to the Effective Time.

          (c) Certificates. The Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to the Company and in
     Section 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by the Company's board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall request.

          (d) Rights Agreement. No Distribution Date (as defined in the Rights Agreement) shall have occurred, and the Rights shall not have become non-redeemable or exercisable upon consummation of the Merger.

     8.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 10.5(b):

          (a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 6.2 and 6.7 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations and warranties set forth in Sections 6.2 and 6.7) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Parent Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" of any Person shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Parent shall have performed in all material respects all of its agreements and covenants hereunder required to be performed by it on or prior to the Effective Time.

          (c) Certificates. Parent shall have delivered to the Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Parent and in Section 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's board of directors and Merger Sub's board of directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as the Company and its counsel shall request.

          (d) Exchange Agent Certification. The Exchange Agent shall have delivered to the Company a certificate, dated as of the Effective Time, to the effect that Parent has deposited with the Exchange Agent sufficient funds to pay the aggregate cash payments required to be paid pursuant to
     Section 3.1(b).

                                   ARTICLE 9

                                  TERMINATION

     9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption hereof by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

     9.2 TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned (a) by action of the board of directors of either Parent or the Company if the Merger shall not have been consummated by September 30, 1998, whether such date is before or after the date of adoption hereof by the stockholders of the Company (provided, however, that if all conditions to Closing have been satisfied or waived on or before September 30, 1998, other than obtaining the required Consents from Regulatory Authorities, such date shall be extended past September 30, 1998 for up to three additional one-month periods at the request of either Parent or the Company) (the "Termination Date"), or (b) by action of the board of directors of either Parent or the Company if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption hereof by the stockholders of the Company); provided, that the right to terminate this Agreement or request an extension pursuant to clause (a) above shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated on or before the Termination Date.

     9.3 TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the board of directors of the Company:

          (a) If (i) the Company is not in material breach of any of its agreements or covenants under this Agreement, (ii) the Merger shall not have been approved by the Company Requisite Vote, (iii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iv) Parent does not make, within five business days after receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, a bona fide offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable as the Superior Proposal, taking into account, to the extent relevant, the long term prospects and interests of the Company and its stockholders, and (v) the Company has paid Parent any amounts then due to Parent pursuant to the Stock Option Agreement; or

          (b) If there has been a material breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that, together with all such breaches, would prevent any of the conditions set forth in Article 8 from being satisfied (other than by waiver) prior to the Termination Date and that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to Parent; or

          (c) If the Company Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof and the Company has paid Parent any amounts then due to Parent pursuant to the Stock Option Agreement.

     9.4 TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption hereof by the stockholders of the Company referred to in
Section 8.1(a), by action of the board of directors of Parent (a) if the Company Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, (b) if the Company enters into a binding agreement for a Superior Proposal, (c) if there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that, together with all such breaches, would prevent any of the conditions set forth in Article 8 from being satisfied (other than by waiver) prior to the Termination Date and that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by Parent to the Company, or (d) if the Company shall not have delivered to Parent, on or before March 31, 1998, a copy of an unqualified opinion of Price Waterhouse LLP with respect to the Company's consolidated GAAP financial statements for the year ended December 31, 1997, provided that in such event Parent must terminate this Agreement pursuant to this Section 9.4(d) prior to the close of business on the later of April 3, 1998 or 3 business days following the date of delivery to Parent of such consolidated financial statements with an opinion of such accountant thereon.

     9.5. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, this Agreement (other than as set forth in Section 7.9) shall become void and of no effect with no Liability on the part of any Party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any Party hereto of any Liability resulting from any willful breach of this Agreement.

                                   ARTICLE 10

                                 MISCELLANEOUS

10.1  DEFINITIONS.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "AFFILIATE" of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

     "AGREEMENT" means this Agreement and Plan of Merger, including the Exhibits (other than the Stock Option Agreement) delivered pursuant hereto and incorporated herein by reference.

     "ASSETS" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "COMMISSIONS" means all leasing commissions, referral fees, payments and obligations to make payments to agents, leasing agents, leasing brokers or other parties with respect to the Space Leases, whether such agreements are contained in a Space Lease or in any separate commission agreement.

     "COMMISSION AGREEMENTS" means all obligations to pay Commissions, whether such agreements are contained in a Space Lease or in any separate commission agreement, together with all amendments thereto or modifications thereof, and all correspondence, notices, files and other records pertaining to Commissions.

     "COMPANY" means John Alden Financial Corporation, a Delaware corporation.

     "COMPANY COMMON STOCK" means the $.01 par value common stock of the Company.

     "COMPANY DISCLOSURE LETTER" means the written information entitled "John Alden Financial Corporation Disclosure Letter" delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

     "COMPANY ENTITIES" means, collectively, the Company and all Company Subsidiaries.

     "COMPANY MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

     "COMPANY STOCK PLANS" means the existing stock option and other stock-based compensation plans of the Company designated as follows: 1992 JAFCO Long-Term Incentive Plan; 1997 JAFCO Long-Term Incentive Plan; North Star Marketing Long-Term Incentive Plan; Non-employee Directors Stock Option Plan; Amended and Restated Management Stockholders Agreement, dated February 17, 1993, as amended July 24, 1994; and Employee Stock Purchase Plan.

     "COMPANY SUBSIDIARIES" means the Subsidiaries of the Company, which shall include all such Subsidiaries as of the date hereof and any corporation or other organization acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.

     "CONDEMNATION PROCEEDING" means any proceeding in condemnation, eminent domain or any written request for a conveyance in lieu thereof, or any notice that such proceedings have been or will be commenced against any portion of the Owned Real Property.

     "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement, dated September 15, 1997, between the Company and Parent.

     "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "CONSTITUENT CORPORATIONS" means, collectively, the Company and Merger Sub.

     "CONTRACT" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document, in each case, that is binding on any Person or its capital stock, Assets or business.

     "DEFAULT" means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of or conflict with, any Contract, Law, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order or Permit.

     "DGCL" means the Delaware General Corporation Law.

     "ENVIRONMENTAL LAWS" means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

     "EQUITY RIGHTS" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to the issuance of, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXHIBITS" 1 and 2, inclusive, means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "GAAP" means United States generally accepted accounting principles, consistently applied during the periods involved.

     "HAZARDOUS MATERIAL" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls), in each case other than common cleaning and office products in reasonable amounts.

     "HSR ACT" means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "IMPROVEMENTS" means the buildings, structures (surface and subsurface) and other improvements and fixtures now or hereafter situated on or attached to any parcel of the Owned Real Property.

     "IRS" means the Internal Revenue Service.

     "KNOWLEDGE" with respect to the Company means those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief actuary, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of any Company Entity; and with respect to Parent means those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, general counsel, corporate counsel or any executive vice president of Parent.

     "LAW" means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute of any Regulatory Authority applicable to a Person or its Assets, Liabilities or business.

     "LIABILITY" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

     "LITIGATION" means any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding of a Regulatory Authority relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement and the Stock Option Agreement .

     "MERGER SUB" means JAFCO Acquisition Corp., a Delaware corporation.

     "MERGER SUB COMMON STOCK" means the $.01 par value common stock of Merger Sub.

     "MIAMI PROPERTY" means that parcel of real property known as Airport Corporate Center in Miami, Florida, containing 11 buildings, including one building presently used by the Company as its corporate headquarters and ten buildings that are leased by the Company to third parties, and including approximately four acres (the "Acreage") of contiguous undeveloped land located in Lot B-1 of the West Replat.

     "NYSE" means the New York Stock Exchange, Inc.

     "ORDER" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Regulatory Authority.

     "PARENT" means Fortis, Inc., a Nevada corporation.

     "PARENT ENTITIES" means, collectively, Parent and all Parent Subsidiaries.

     "PARENT MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

     "PARENT SUBSIDIARIES" means the Subsidiaries of Parent, which shall include all such Subsidiaries as of the date hereof and any corporation or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

     "PARTY" means either the Company or Parent, and "PARTIES" shall mean both the Company and Parent.

     "PERMIT" means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

     "PERMITTED TITLE EXCEPTIONS" means:

          (i) the Space Leases and any new leases entered into between the date hereof and the Effective Time in accordance with the terms of this Agreement;

          (ii) all real estate Taxes not yet due and payable as of the Effective Time;

          (iii) local, state and federal (if applicable) zoning and building Laws, provided that neither the Improvements nor the existing use of the Owned Real Property violates any of such Laws or results in any unpermitted "non-conforming" use thereunder; and

          (iv) any existing utility easements serving only the Owned Real Property and no other land.

     "PERSON" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PROXY STATEMENT" means the proxy statement used by the Company to solicit the approval of its stockholders of the transactions contemplated by this Agreement.

     "QUALIFIED INVESTMENTS" means (i) publicly traded corporate bonds with a rating of A or better from a rating agency generally accepted by the insurance industry, (ii) U.S. government securities, (iii) cash equivalents, and (iv) other investments approved specifically or as a category by Parent in writing from time to time.

     "REAL PROPERTY" means, collectively, the Owned Real Property and the Leased Real Property.

     "REGULATORY AUTHORITIES" means, collectively, the SEC, the NYSE, the Federal Trade Commission, the United States Department of Justice, the Minnesota Department of Commerce, the Texas Department of Insurance, the Florida Department of Insurance, the Nevada Department of Insurance, the Ohio Department of Insurance, and all other federal, state, county, local or other judicial, legislative, governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, courts, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

     "RENT ROLL" means the rent roll for the Miami Property as of a date not more than 30 days prior to the date hereof, which shall show (a) the names of all Space Tenants and a description of their respective Space Leases, (b) the portion of the Improvements and total number of square feet covered by each Space Lease (including any options to expand), (c) the date of the Space Lease and the commencement date and expiration date (including option periods) of each Space Lease, (d) the current monthly rental payable under each Space Lease and other charges payable by such Space Tenant (including base rent and any percentage rent and operating expense reimbursement), (e) the base year (and, if applicable, the amount of expenses incurred during such base year) used for calculating each Space Tenant's operating expense reimbursement under such Space Tenant's Space Lease, (f) the amount of all tenant deposits with respect to each Space Lease, less amounts previously applied or returned to such tenant, if any,
(g) whether such tenant is entitled to any assigned storage or parking space,
(h) whether any rents or other charges are in arrears and the period to which such arrearages relate (including the Company's current "delinquency report"),
(i) any incentives, concessions, abatements, due and unpaid allowances or inducements granted to such tenant, (j) the amounts of any due and unpaid Commission with respect to such Space Lease, if any, and
(k) whether the Space Lease is subject to cancellation or termination by the tenant thereunder and the circumstances which would give rise to such termination or cancellation (or a reference to the Space Lease provision giving rise to such right).

     "REPRESENTATIVE" means any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

     "RIGHTS" means the preferred stock purchase rights issued pursuant to the Rights Agreement.

     "RIGHTS AGREEMENT" means that certain Rights Agreement, dated December 16, 1996, as amended March 9, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

     "SEC" means the Securities and Exchange Commission.

     "SERVICE CONTRACTS" means all service, maintenance, and other Contracts respecting leasing, management, maintenance or operation of the Miami Property or the Improvements thereon, including all leases by which equipment is leased to the Company and is used or usable in connection with any present or future occupation or operation of the Miami Property.

     "SPACE LEASES" means all leases, subleases, rental agreements and other occupancy agreements, whether oral or written and whether or not of record, for the use or occupancy of any portion of the Miami Property, together with all amendments to, modifications of, renewals and extensions of said leases, subleases, rental agreements and other occupancy agreements, all guaranties with respect thereto, all work letter agreements, improvement agreements and other agreements with tenants of the Miami Property, all Default letters or notices, estoppel letters, rental adjustment notices, escalation notices and other correspondence in regard thereto, and all credit reports and accounting records in regard thereto.

     "SUBSIDIARIES" means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     "SURVIVING CORPORATION" means the Company as the surviving corporation resulting from the Merger.

     "TAX RETURN" means any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes any Company Entity.

     "TAX" or "TAXES" means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income (net, gross or other, including recapture of any tax items such as investment tax credits), gross receipts, excise, employment, sales, use, transfer, premium, gains, license, payroll, franchise, severance, stamp, occupation, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

     "TAXING AUTHORITY" means any authority responsible for the imposition, collection or administration of any Tax.

     "WARRANTIES" means each and every now existing and outstanding bond and warranty concerning the Miami Property or the Improvements located thereon, including any and all bonds and warranties in conjunction with any construction, maintenance or operation Contracts.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

                       TERM                            SECTION
                       ----                            -------
Acquisition Proposal...............................     7.2
Alternative Transaction Notice.....................     9.3 (a)
Bankruptcy and Equity Exception....................     5.3 (a)
Certificate of Merger..............................     1.3
Certificates.......................................     4.1
Closing............................................     1.2
Closing Date.......................................     1.2
Company Actuarial Analyses.........................     5.16(c)
Compensation and Benefit Plans.....................     5.8 (a)
Company Insurance Contracts........................     5.16(a)
Company Insurance Subsidiaries.....................     5.1 (b)
Company Intellectual Property Rights...............     5.12(b)(ii)
Company 9% Preferred Stock.........................     5.2 (a)
Company Options....................................     3.4
Company SAP Statements.............................     5.5 (b)
Company Reports....................................     5.5 (a)
Company Requisite Vote.............................     5.3 (a)
Compensation and Benefit Plans.....................     5.8 (a)
Costs..............................................     7.9 (a)
Effective Time.....................................     1.3
ERISA Affiliate....................................     5.8 (c)
Exchange Agent.....................................     4.1
Expenses...........................................     9.5 (c)
Indemnified Parties................................     7.9 (a)
Insurance Laws.....................................     5.9 (a)
Investment Company Act.............................     5.18
Leased Real Property...............................     5.14(e)
Material Contracts.................................     5.13
Maximum D&O Premium................................     7.9 (c)
Merger.............................................     1.1
Option Settlement Payment..........................     3.4
Owned Real Property................................     5.14(a)
Pension Plan.......................................     5.8 (b)
Per Share Purchase Price...........................     3.1 (b)
Preferred Stock....................................     5.2 (a)
Reinsurance Contracts..............................     5.16(b)
Secretary..........................................     1.3
Stock Option Agreement.............................     1.4
Stockholders' Meeting..............................     7.3
Superior Proposal..................................     7.2
Takeover Laws......................................     5.20
Termination Date...................................     9.2
Third Party Intellectual Property Rights...........     5.12(b)(i)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     10.2 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except Articles 1, 2, 3, 4 and 10 and Sections 7.7, 7.8, 7.9 and 7.10.

     10.3 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.5, for the Confidentiality Agreement). Other than Section 7.10 which shall be enforceable by the parties intended to receive the benefits thereof, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     10.4 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Company's stockholders have adopted this Agreement; provided, that after any such adoption hereof by the holders of Company Common Stock, there shall be made no amendment that, pursuant to Section 251 of the DGCL, requires further approval by such stockholders without the further approval of such stockholders.

     10.5  WAIVERS.

     (a) Prior to or at the Effective Time, Parent, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

     (b) Prior to or at the Effective Time, the Company, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     10.6 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that Parent may transfer the Merger Sub Common Stock to any wholly owned Parent Subsidiary prior to the Effective Time, so that upon the Merger the Company will become a wholly owned Subsidiary of such Parent Subsidiary, without the need to obtain any consent of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     10.7 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by certified mail, postage pre-paid, or by courier or overnight carrier, to each person at the address set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                  If to the Company:

                  John Alden Financial Corporation
                  7300 Corporate Center Drive
                  Miami, Florida 33126-1223
                  Telephone Number: (305) 715-2000
                  Telecopy Number: (305) 715-1342
                  Attention: General Counsel

                  Copy (which shall not constitute notice) to Counsel:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019-6150
                  Telephone Number: (212) 403-1000
                  Telecopy Number: (212) 403-2000
                  Attention: Howard A. Mergelkamp III
                  If to Parent:

                  Fortis, Inc.
                  One Chase Manhattan Plaza
                  New York, New York 10005
                  Telephone Number: (212) 859-7000
                  Telecopy Number: (212-859-7034)
                  Attention: Jerome Atkinson, General Counsel

                  Copy (which shall not constitute notice) to Counsel:

                  Alston & Bird LLP
                  1201 West Peachtree Street
                  Atlanta, Georgia 30309-3424
                  Telephone Number: (404) 881-7446
                  Telecopy Number: (404) 881-7777
                  Attention: B. Harvey Hill, Jr.

     10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     10.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     10.10 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     10.11 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     10.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

     10.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                          JOHN ALDEN FINANCIAL CORPORATION

                                          By: /s/ GLENDON E. JOHNSON
                                            ------------------------------------
                                            Name: Glendon E. Johnson
                                            Title: Chairman and Chief Executive
                                              Officer

                                          FORTIS, INC.

                                          By: /s/ J. KERRY CLAYTON
                                            ------------------------------------
                                            Name: J. Kerry Clayton
                                            Title: Executive Vice President

                                          JAFCO ACQUISITION CORP.

                                          By: /s/ J. KERRY CLAYTON
                                            ------------------------------------
                                            Name: J. Kerry Clayton
                                            Title: President

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of March 9, 1998, and amended as of July 28, 1998, by and between John Alden Financial Corporation, a Delaware corporation ("Issuer"), and Fortis, Inc., a Nevada corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into that certain Agreement and Plan of Merger, dated as of March 9, 1998 (the "Merger Agreement"), providing for, among other things, the merger of JAFCO Acquisition Corp., a Delaware corporation ("Merger Sub") with and into Issuer, with Issuer being the surviving entity and becoming a wholly owned subsidiary of Grantee; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to four million eight hundred eighty thousand one hundred and eight (4,880,108) shares (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares) of common stock, $.01 par value per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (subject to adjustment as set forth herein, the "Purchase Price") equal to twenty two dollars and fifty cents ($22.50); provided, however, that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed the lesser of
(i) 19.9% of the Issuer's issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option and (ii) that minimum number of shares of Issuer Common Stock which when aggregated with any other shares of Issuer Common Stock beneficially owned by Grantee or any Affiliate thereof would cause the provisions of any Takeover Laws of the DGCL to be applicable to the Merger. Each Option Share to be issued upon exercise of the Option shall be accompanied by and be deemed to represent a Right under the Rights Agreement.

     3.  EXERCISE OF OPTION.

     (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of its agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event and prior to the termination of the Option. The Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time,
(B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee pursuant to Section 9.4(c) thereof, but with respect to a termination for material breach of a representation or warranty by Issuer, only if such termination was a result of a willful breach by Issuer (a "Default Termination")), (C) 18 months after a Default Termination, and (D) 18 months after any termination of the Merger Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event. Any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, all applicable Insurance Laws. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is the Grantee. The rights set forth in
Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

     (b) As used herein, a "Purchase Event" means any of the following events subsequent to the date of this Agreement:

          (i) without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any Subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its Subsidiaries (other than transactions solely between Issuer's Subsidiaries), (B) the disposition, by sale, lease, exchange or otherwise, of Assets of Issuer or any of its Subsidiaries representing in either case 15% or more of the consolidated assets of Issuer and its Subsidiaries, (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Issuer or any of its Subsidiaries, or (D) a Tender Offer or an Exchange Offer (as such terms are defined below) (any of the foregoing, an "Acquisition Transaction");

          (ii) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act), other than a group of which Grantee or any of its Subsidiaries is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then-outstanding shares of Issuer Common Stock; or

          (iii) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting called for such purpose, or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement following a Preliminary Purchase Event.

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

          (i) any person (other than Grantee or any Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
     Act), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then-outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

          (ii) it shall have been publicly announced that any person (other than Grantee or any Subsidiary of Grantee) shall have (A) made a bona fide proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under any federal or state statute or regulation seeking the Consent to an Acquisition Transaction from any federal or state governmental or regulatory authority or agency.

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (d) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior Consent of any governmental or regulatory agency or authority is required in connection with such purchase, Issuer shall cooperate with Holder in the filing of the required notice or application for such Consent and the obtaining of such Consent and the Closing shall occur immediately following receipt of such Consents (and expiration of any mandatory waiting periods).

     4.  PAYMENT AND DELIVERY OF CERTIFICATES.

     (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of

Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in
Section 12(f) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

          THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF MARCH 9, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that: (i) the references in the above legend to resale restrictions of the Securities Act shall be removed by delivery of substitute certificate(s) without such reference if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act; (ii) the references in the above legend to the provisions of this Agreement shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

     (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under all applicable federal, state and local securities laws (the "Securities Laws").

     7.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, if any, so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or pursuant to this Option), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, shall not exceed the lesser of (i) 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option and (ii) that minimum number of shares of Issuer Common Stock which when aggregated with any other shares of Issuer Common Stock beneficially owned by Grantee or any Affiliate thereof would cause the provisions of any Takeover Laws of the DGCL to be applicable to the Merger.

     (b) In the event that Issuer shall enter in an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its Assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation (in each case, such person being referred to as the "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

           (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (y) Issuer in a merger in which Issuer is the continuing or surviving person, and (z) the transferee of all or any substantial part of the Issuer's assets (or the assets of its Subsidiaries).

           (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the highest of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (z) the highest last sale price per share of Issuer Common Stock quoted on the NYSE (or if Issuer Common Stock is not quoted on the NYSE, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee) within the six-month period immediately preceding the agreement; provided, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee (or by a majority in interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")) and reasonably acceptable to Issuer, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer (or if applicable, Acquiring Corporation). If there shall be more than one Grantee, any such selection shall be made by a Grantee Majority.

           (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the last sale price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merger person, as Grantee may elect.

     (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority) and reasonably acceptable to the Acquiring Corporation.

     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

     (h) The provisions of Sections 8, 9, 10, and 11 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price" and "Substitute Common Stock," respectively.

     8.  REPURCHASE AT THE OPTION OF HOLDER.

     (a) Subject to the last sentence of Section 3(a), at the request of Holder at any time commencing upon the first occurrence of a Purchase Event (as defined in Section 3(b)) and ending 18 months immediately thereafter, all current and former Holders shall sell to Issuer and Issuer shall repurchase from such Holders the Option and all, but not less than all, shares of Issuer Common Stock purchased by such Holders pursuant hereto whether or not such Holders then have beneficial ownership of such shares. The date on which Holder exercises its rights under this Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

           (i) The aggregate Purchase Price paid by such Holders for any shares of Issuer Common Stock acquired by such Holders pursuant to the Option;

           (ii) $15 million; and

          (iii) Up to, but not in excess of $2.5 million of Holder's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement (including, without limitation, legal, accounting and investment banking fees and expenses).

     (b) If Holder exercises its rights under this Section 8, Issuer shall, on the business day following the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds by wire transfer to an account designated by Holder, and contemporaneously with such payment Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or Consent of any governmental or regulatory agency or authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for Consent and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such Consent). If any governmental or regulatory agency or authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder. If any governmental or regulatory agency or authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such agency or authority, determine on a reasonable and proportionate basis whether the repurchase should apply to the Option and/or Option Shares and to what extent to each. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

     Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

     9.  REGISTRATION RIGHTS.

     (a) Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Holder"), as expeditiously as possible prepare and file a registration statement under the Securities Laws if necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Selling Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder in such request (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall beneficially own more than 5% of the shares of Issuer Common Stock then outstanding), including, without limitation, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder.

     (b) If Issuer at any time after the exercise of the Option, but prior to the termination of the Option, proposes to register any shares of Issuer Common Stock under the Securities Laws in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Holder of its intention to do so and, upon the written request of Holder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Selling Holder), Issuer will use all reasonable efforts to cause all such shares, the holders of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith determine that the inclusion of such shares would interfere with the successful marketing of the shares of Issuer Common Stock for the account of Issuer, or
(ii) in the case of a registration solely to implement a dividend reinvestment or similar plan, an employee benefit plan or a registration filed on Form S-4 or any successor form, or a registration filed on a form which does not permit registrations of resales; provided, further, that such election pursuant to clause (i) may only be made once. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subparagraph (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among Selling Holders and any other person (other than Issuer or any person exercising demand registration rights in connection with such registration) who or which is permitted to register their shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each Selling Holder bears to the total number of shares requested to be registered by all persons then desiring to have Issuer Common Stock registered for sale (other than Issuer or any person exercising demand registration rights in connection with such registration).

     (c) Issuer shall use all reasonable efforts to cause the registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days, provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer or would require disclosure by Issuer of any information (including, without limitation, financial information) which is not reasonably available to Issuer. Notwithstanding anything to the contrary contained herein, Issuer shall not be required to register Option Shares under the Securities Laws pursuant to subparagraph (a) above:

           (i) prior to the occurrence of a Purchase Event;

           (ii) more than twice;

          (iii) within 90 days after the effective date of a registration referred to in subparagraph (b) above pursuant to which the Selling Holders concerned were afforded the opportunity to register such shares under the Securities Laws and such shares were registered as requested; and

           (iv) unless a request therefor is made to Issuer by Selling Holders holding at least 15% or more of the aggregate number of Option Shares then outstanding or the right to acquire at least 15% of the Option Shares.

     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of 120 days from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

     (d) Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of Issuer's counsel), accounting expenses, printing expenses, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subparagraph (a) or (b) above (including the related offerings and sales by Selling Holders) and all other qualifications, notifications or exemptions pursuant to subparagraph (a) or (b) above. Underwriting discounts and commissions relating to Option Shares and any other expenses incurred by such Selling Holders in connection with any such registration (including expenses of Selling Holders' counsel) shall be borne by such Selling Holders.

     (e) In connection with any registration under subparagraph (a) or (b) above Issuer hereby agrees to indemnify the Selling Holders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue statement of a material fact contained in any registration statement or prospectus (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement or any omission or alleged omission made in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Holder, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement or omission made in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this subparagraph (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e), except to the extent such failure to notify materially prejudices the indemnifying party. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless
(i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel; provided, however, that the indemnifying party shall not be liable for the expenses of more than one firm of counsel for all indemnified parties in any jurisdiction. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, all Selling Holders and the underwriters from the offering of the securities and also the relative fault of Issuer, all Selling Holders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, that in no case shall any Selling Holder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

     In connection with any registration pursuant to subparagraph (a) or (b) above, Issuer and each Selling Holder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subparagraph (e).

     (f) Issuer shall use its best efforts to comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by Holder in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rules 144 and 144A.

     (g) Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save Holder harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     10. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the NYSE or any other securities exchange or any automated quotations system maintained by a self-regulatory organization, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE or any other securities exchange or any automated quotations system maintained by a self-regulatory organization and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     11. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     12.  MISCELLANEOUS.

     (a) EXPENSES. Except as otherwise provided in Section 9, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 12(h) and other than as provided in the Merger Agreement) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state governmental or regulatory agency or authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

     (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

     (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     (k) CONFIDENTIALITY AGREEMENTS. The parties hereto agree that this Agreement supersedes any provision of the Confidentiality Agreement that could be interpreted to preclude the exercise of any rights or the fulfillment of any obligations under this Agreement, and that none of the provisions included in the Confidentiality Agreement will act to preclude Holder from exercising the Option or exercising any other rights under this Agreement or act to preclude Issuer from fulfilling any of its obligations under this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          JOHN ALDEN FINANCIAL CORPORATION

                                          By: /s/ GLENDON E. JOHNSON
                                            ------------------------------------
                                            Name: Glendon E. Johnson
                                            Title: Chairman and Chief Executive
                                              Officer

                                          FORTIS, INC.

                                          By: /s/ J. KERRY CLAYTON
                                            ------------------------------------
                                            Name: J. Kerry Clayton
                                            Title: Executive Vice President

                                                                         ANNEX C

[CREDIT SUISSE FIRST BOSTON CORPORATION LETTERHEAD]

July 29, 1998

Board of Directors
John Alden Financial Corporation
7300 Corporate Center Drive
Miami, FL 33126-1208

Dear Sirs and Madame:

You have asked us to advise you with respect to the fairness to the stockholders of John Alden Financial Corporation (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of March 9, 1998 (the "Acquisition Agreement"), among the Company, Fortis, Inc. (the "Acquiror") and JAFCO Acquisition Corp. (the "Sub"), which is attached as Annex A to the Proxy Statement, dated July 29, 1998, of the Company (the "Proxy Statement"). The Acquisition Agreement provides for the merger (the "Merger") of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $0.01 per share, of the Company will be converted into and exchanged for the right to receive $22.50 in cash.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Acquisition Agreement and Proxy Statement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to that of the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Company and held preliminary discussions with certain of these parties prior to the date hereof.

Board of Directors
John Alden Financial Corporation
July 29, 1998 -- Page  2

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

In the past, we have performed certain investment banking services for the Company and have received customary fees for such services.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                         ANNEX D

                     APPRAISAL RIGHTS PROVISIONS UNDER THE
                        DELAWARE GENERAL CORPORATION LAW

     Set forth below is the text of the statutory appraisal rights provisions under Section 262 of the Delaware General Corporation Law.

     262 APPRAISAL RIGHTS.-- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (OR DEPOSITORY RECEIPTS IN RESPECT THEREOF) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security or an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided.

          Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of the mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97.)

                        JOHN ALDEN FINANCIAL CORPORATION
                           7300 CORPORATE CENTER DRIVE
                            MIAMI, FLORIDA 33126-1223

              VOTING INSTRUCTIONS TO THE TRUSTEE OF THE JOHN ALDEN
                         EMPLOYEE SAVINGS INCENTIVE PLAN

               THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
        THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 28, 1998

The undersigned participant in the Employee Savings Incentive Plan of JOHN ALDEN FINANCIAL CORPORATION, a Delaware corporation (the "Company"), hereby instructs Bankers Trust Company, as Trustee, to vote all shares of the Company's Common Stock held for me by the Trustee at the Special Meeting of Stockholders of the Company to be held at the Miami Airport Marriott, 1201 N.W. LeJeune Road, Miami, Florida 33126 on August 28, 1998, at 10:00 a.m. (Eastern Time), and at any and all adjournments or postponements thereof, as follows:


Notes:

(1) This voting instruction must be executed by the participant or his attorney authorized in writing. If undated, this voting instruction is deemed to bear the date it was mailed to the participant.
(2) The shares represented hereby will be voted as directed by the participant. If the participant fails to mark or sign and return this voting instruction, the Trustees will vote such shares in the same proportion as they vote the shares held for other participants for which the Trustees receive instructions.

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                            - FOLD AND DETACH HERE -

                                                  Please mark
                                                  your votes as      [X]
                                                  indicated in
                                                  this example







1.  Approval and adoption of the Agreement and Plan of Merger,             FOR            AGAINST             ABSTAIN
    dated as of March 9, 1998 (the "Merger Agreement"), by and
    among Fortis, Inc., a Nevada corporation, JAFCO Acquisition            [ ]              [ ]                  [ ]
    Corp., a Delaware corporation, and the Company, pursuant to which, among other things, each issued and outstanding share of Company common stock, par value $.01 per share, will be converted into the right to receive from Fortis, Inc. $22.50 in cash, without interest.

2.  OTHER MATTERS: Discretionary authority is hereby granted with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof.

THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT



The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the related Proxy Statement furnished herewith.

Dated:                   , 1998
       ------------------
Signature:
           ----------------------------------
Signature(s) (if held jointly):
                                -------------------

------------------------------------------

Title or Authority:
                    ----------------------------

IMPORTANT: Please sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Each joint owner should sign the instruction card. If executed by a partnership, this instruction card should be signed by an authorized partner.


                           - FOLD AND DETACH HERE -

                        JOHN ALDEN FINANCIAL CORPORATION
                           7300 CORPORATE CENTER DRIVE
                            MIAMI, FLORIDA 33126-1223

PROXY

               THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                               AUGUST 28, 1998



The undersigned hereby appoints Glendon E. Johnson, Scott L. Stanton and Michael
P. Anderson, and each of them with full power to act alone, the true and lawful attorneys in fact and proxies of the undersigned to vote all shares of Common Stock of JOHN ALDEN FINANCIAL CORPORATION, a Delaware corporation (the "Company"), held by the undersigned, with full power of substitution, with the same force and effect as the undersigned would be entitled to vote if personally present, at the Special Meeting of Stockholders of the Company to be held at the Miami Airport Marriott, 1201 N.W. LeJeune Road, Miami, Florida 33126 on August 28, 1998, at 10:00 a.m. (Eastern Time), and at any and all adjournments or postponements thereof, as follows:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.




                           - FOLD AND DETACH HERE -

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN.               Please mark
IF THIS PROXY IS SUBMITTED, BUT NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED               your votes as
            "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.                           indicated in       [X]
                                                                                               this example



1.  Approval and adoption of the Agreement and Plan of Merger,        FOR                AGAINST             ABSTAIN
    dated as of March 9, 1998 (the "Merger Agreement"), by and
    among Fortis, Inc., a Nevada corporation, JAFCO Acquisition       [ ]                  [ ]                 [ ]
    Corp., a Delaware corporation, and the Company, pursuant to which, among other things, each issued and outstanding share of Company common stock, par value $.01 per share, will be converted into the right to receive from Fortis, Inc. $22.50 in cash, without interest.


2. OTHER MATTERS: Discretionary authority is hereby granted with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof.

THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT


The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the related Proxy Statement furnished herewith.

Dated:                    , 1998
       ------------------
Signature:
           ---------------------------------
Signature(s) (if held jointly):
                                -------------------

-----------------------------------------

Title or Authority:
                    ----------------------------

IMPORTANT: Please sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Each joint owner should sign the proxy. If executed by a partnership, this proxy should be signed by an authorized partner.



                           - FOLD AND DETACH HERE -